Exhibit 2.1

Share Sale and Purchase Agreement

dated as of September 18, 2023

by and among

Christian Velez

(Seller 1)

Jose Luis Cortes

(Seller 2)

Chemolio Holding AG

(Seller 3)

Peter Schmid

(Seller 4)

Marcus Duelk

(Seller 5)

(Seller 1, Seller 2, Seller 3, Seller 4 and Seller 5, the Sellers)

Ay Dee Kay Ltd.

Caledonian Exchange, 19a Canning Street, Edinburgh, Scotland, EH3 8HE

(Buyer)

indie Semiconductor, Inc.

32 Journey, Aliso Viejo, CA 92656

(Parent)

(the Sellers, Buyer and Parent together, the Parties)

regarding

the acquisition of 100% of the shares in EXALOS AG

Table of Contents

List of Annexes		iii
Whereas		1
1.	DEFINITIONS - RECITALS AND ANNEXES	1
1.1	Definitions	1
1.2	Recitals and Annexes	2
2.	Object of Sale and Purchase	2
3.	Purchase Price	2
3.1	Elements of the Purchase Price	2
3.2	Price Adjustment	3
3.2.1	Calculation of Price Adjustment	3
3.2.2	Estimated Initial Purchase Price at Closing	3
3.2.3	Post-Closing Price Adjustment	3
3.3	Earn-Out Payments	4
3.4	Holdback	4
3.5	Payments in Parent Shares	6
4.	CLOSING	6
4.1	Place and Date of Closing	6
4.2	Closing Actions by the Sellers	7
4.3	Closing Actions by the Buyer	8
4.4	Transfer of Profit and Risks	9
4.5	Closing Transactions	9
4.6	Post-Closing Actions	9
4.7	Closing Memorandum	9
5.	REPRESENTATIONS AND WARRANTIES	10
5.1	Representations and Warranties of the Sellers	10
5.1.1	Representations and Warranties	10
5.1.2	No Impact of Buyer’s Knowledge	32
5.2	Representations and Warranties of the Buyer and Parent	33
6.	REMEDIES	35
6.1	Remedy of the Buyer	35
6.1.1	Notice of Breach	35
6.1.2	Sellers’ Right to Cure	35
6.1.3	Buyer’s Indemnification	35
6.1.4	Time Limitations on and Forfeiture of Claims	36
6.1.5	Waiver of Statute of Limitations under Article 210 CO	37
6.2	Limitations on Liability	37
6.2.1	Qualifying Claim and Threshold	37
6.2.2	Cap	37
6.2.3	Exclusive Remedy	38

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6.2.4	Materiality	38
6.3	Exclusion or Reduction of Liability	38
6.4	Third Party Claims	39
6.5	Remedy of Sellers	40
7.	COVENANTS	40
7.1	Employee Incentive Pool	40
7.2	Indirect Total or Partial Liquidation	41
7.3	Press Release	42
7.4	Confidentiality	42
7.5	Books and Records	43
7.6	Rights of Recourse against the Company, Directors, Officers and Employees	44
7.7	Guarantee of the Parent	44
7.8	Election under Section 338 of the US Internal Revenue Code	44
8.	TAXES, COSTS, EXPENSES AND INTEREST	45
8.1	Taxes	45
8.2	Costs and Expenses	45
8.3	Interest	45
9.	MISCELLANEOUS	45
9.1	Interpretation	45
9.2	References	45
9.3	Effect on Third Parties	46
9.4	Notices	46
9.5	Entire Agreement	47
9.6	Amendments and Waivers	47
9.7	No Assignment	47
9.8	Further Assurances	47
9.9	Severability	48
9.10	Counterparts	48
9.11	Sellers’ Representative	48
9.11.1	Appointment Authority	48
9.11.2	Notices, Actions and Instructions	49
9.11.3	Replacement	49
9.11.4	Expenses and Liabilities	50
9.11.5	No Liability	50
9.12	Currency	50
9.13	Shareholders’ Agreement	51
10.	Governing Law and Dispute Resolution	51
10.1	Governing Law	51
10.2	Dispute Resolution	51

ii

List of Annexes

Annex B – Sellers
Annex C – Form of Assignment Declaration
Annex 1.1 – Definitions
Annex 3.2.2 – Estimated Initial Purchase Price
Annex 3.2.3 – Price Adjustment Procedure
Annex 3.3 –Earn-Out
Annex 3.5 – Issuance of Parent Shares
Annex 4.2i) – Data Room Documents
Annex 5.1-20 – Financial Statements
Annex 5.1.1bis – Disclosure Letter
Annex 7.1 – Terms and conditions Employee Incentive Pool
Annex 7.3 – Form of Press Release

iii

Whereas

A.	EXALOS AG (the Company) is a corporation organized and existing under the laws of Switzerland, having its registered offices at Wagistrasse 21, 8952 Schlieren, and being registered with the commercial register of the Canton of Zurich under the federal registration number CHE-110.240.227. The total share capital of the Company amounts to CHF 232,194, divided into 232,194 registered common shares with a nominal value of CHF 1 each, fully paid-in (the Shares, and each, a Share).

B.	The Sellers are the owners of the Shares. The Shares are owned by the Sellers as shown in Annex B. The Sellers are parties to a shareholders’ agreement dated May 9, 2007 (the Shareholders’ Agreement), which shall automatically terminate at Closing.

C.	The Company holds 100% of the share capital (the Subsidiary Shares) in Exalos, Inc., a company incorporated under the laws of Florida, with its registered offices at 824 SE 12th Street, Fort Lauderdale, FL 33316-2009, USA (the Subsidiary and, together with the Company, each a Group Company, and together the Group or the Group Companies).

D.	The Sellers intend to sell 100% of the Shares (the Sale Shares) to the Buyer and the Buyer intends to purchase the Sale Shares from the Sellers pursuant to the terms and subject to the conditions of this Agreement (the Transaction).

Now, therefore, the Parties agree as follows:

1.	DEFINITIONS - RECITALS AND ANNEXES

1.1	Definitions

Capitalized terms used in this Agreement shall have the meaning assigned to them in Annex 1.1.

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1.2	Recitals and Annexes

Recitals and Annexes constitute an integral part of this Agreement. In case of inconsistency between the provisions of this Agreement and those of its Annexes, the provisions of this Agreement shall prevail.

2.	OBJECT OF SALE AND PURCHASE

Subject to the terms of this Agreement, the Sellers hereby agree to sell and, on the Closing Date, to transfer the Sale Shares to the Buyer, and the Buyer hereby agrees to buy the Sale Shares from the Sellers free and clear of any Liens, with effect from the Closing Date, together with all rights which are at Closing attached to them.

3.	PURCHASE PRICE

3.1	Elements of the Purchase Price

The total consideration payable by the Buyer to the Sellers for the Sale Shares (the Purchase Price) shall be:

a)	USD 45,000,000 (the Base Initial Price), plus or minus the Price Adjustment, payable in Parent Shares as per the provisions of Sections 3.2 and 3.5 (as adjusted, the Initial Purchase Price),

plus

b)	the Earn-Out payment of up to USD 20,000,000 in the aggregate, payable, at Buyer’s discretion, in cash (USD), in Parent Shares as specified in Section 3.5 or in any combination thereof.

The Parties agree that USD 2,500,000 shall be withheld from the Initial Purchase Price until the first anniversary of the Closing, pursuant to the Holdback provision of Section 3.4.

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The Purchase Price shall be payable to the Sellers pro rata to their respective ownership of the Sale Shares, as reflected in Annex B; provided, that the portion of the Initial Purchase Price payable at the Closing to any Seller to whom or which the Company and/or any other Group Company has made a loan or cash advance shall be reduced by the aggregate outstanding amount (including all unpaid principal, accrued interest, or other fees, charges or amounts) due or payable thereunder, it being agreed that such amount shall, for all purposes of this Agreement, be deemed paid to such Seller at the Closing by way of set-off in consideration for the Buyer taking over at Closing the debt owed to the Company and/or other Group Company, as applicable, in connection with the concerned loan(s) in full satisfaction of the obligations of such Seller in respect of such loan(s) and/or advance(s), and that the Buyer assumes the respective obligations under such loans toward the Company and/or other Group Company, as applicable.

3.2	PRICE ADJUSTMENT

3.2.1	Calculation of Price Adjustment

To determine the Initial Purchase Price, the Base Initial Price shall be adjusted upwards or downwards at the Closing Date by (the Price Adjustment):

a)	subtracting the aggregate amount of Financial Debt of the Company as of the Closing Date;

b)	adding the aggregate amount of Cash of the Company as of the Closing Date;

c)	adding (if positive) or subtracting (if negative) the difference between the Actual Working Capital and the Target Working Capital in accordance with the Working Capital Corridor;

d)	subtracting the Transaction-Related Expenses, if any, as of the Closing Date, if and to the extent not settled directly by the Sellers on or prior to the Closing.

3.2.2	Estimated Initial Purchase Price at Closing

Based on calculations made in good faith by the Sellers in accordance with the Accounting Principles, as attached in Annex 3.2.2 , the Parties agree to use an amount of USD 2,301,788 as estimate for the Price Adjustment as of the Closing Date, resulting in an estimated Initial Purchase Price at Closing of USD 47,301,788 (the Estimated Initial Purchase Price), subject to the post-closing adjustments as provided in Section 3.2.3.

3.2.3	Post-Closing Price Adjustment

Following the Closing the Parties shall proceed with the calculation of the definitive Price Adjustment in accordance with the Accounting Principles and Annex 3.2.2, pursuant to the procedure set forth in Annex 3.2.3. If taking into account the Price Adjustment:

a)	the Initial Purchase Price is lower than the Estimated Initial Purchase Price, the Sellers shall pay the difference to the Buyer;

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b)	the Initial Purchase Price is greater than the Estimated Initial Purchase Price, the Buyer shall pay the difference to the Sellers in accordance with their respective pro rata share thereof as reflected in the Pro Rata Share column of Annex B).

The above-mentioned amounts shall be paid by or on behalf of the relevant Party within 20 Business Days from the date of final determination of the Price Adjustment and (i) if payable by the Sellers, by wire transfer in cash (USD) to the bank account previously designated in writing by the Buyer or (ii) if payable by the Buyer, at Buyer’s discretion, in cash (USD), in Parent Shares valued at the Parent Share Value or in any combination thereof.

3.3	Earn-Out Payments

a)	In addition to the Initial Purchase Price, the Buyer shall pay to the Sellers, as the case may be, (i) a first earn-out of up to USD 13,500,000 based on the achievement of certain targets during the first year following the Closing (the First Earn-Out) and (ii) a second earn-out of up to USD 6,500,000 based on the achievement of certain targets during the second year following the Closing (the Second Earn-Out and, collectively with the First Earn-Out, the Earn-Out).

b)	The requirements for achieving the Earn-Out and the rules for calculating the amount thereof, are set forth in Annex 3.3. Also set forth in Annex 3.3 are covenants and agreements of the Parties respecting the operation of the business of the Group post-Closing (including certain protective measures), together with procedures for resolving any disputes among the Parties with respect to the Earn-Out.

c)	Subject to any set-off by the Buyer pursuant to Section 1.3.10 of Annex 3.3, the Earn-Out shall be paid to the Sellers subject to and in accordance with Section 3.5 and Annex 3.3. At Buyer’s discretion, the Buyer will pay the relevant amount of the First Earn-Out and/or Second Earn-Out in cash (USD), in Parent Shares valued at the Parent Share Value, or in any combination thereof.

d)	For the avoidance of doubt, to the extent Parent Shares cannot be issued to Sellers for the First Earn-Out and/or Second Earn-Out (to the extent it is payable hereunder), Buyer must pay the First Earn-Out and/or Second Earn-Out in cash (USD).

3.4	Holdback

At the Closing, the Buyer shall withhold from the Estimated Initial Purchase Price the Holdback Amount (the Holdback).

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Subject to the provisions of this Section 3.4, the Buyer shall keep the Holdback Amount for a period of 1 (one) year from the Closing Date (the Holdback Period). The Buyer shall pay the Holdback Amount to the Sellers, within 20 Business Days from the expiration of the Holdback Period, in Parent Shares as specified in Section 3.5, provided that if the Buyer has notified the Sellers’ Representative in writing before that date of any claims against the Sellers for (i) breach of representations and warranties as set forth in Section 5.1; (ii) for payment of any Price Adjustment pursuant to Section 3.2; or (iii) for breaches of any covenant or agreement of Sellers (or any of them) under this Agreement ((i), (ii) and (iii), hereinafter referred to as the Covered Claims), the Buyer shall only pay to the Sellers the difference (if positive) between the Holdback Amount and the aggregate amount of such claims.

The balance of the Holdback Amount shall be allocated to the Sellers or the Buyer upon final and definitive resolution of the respective claims, provided that

a)	the Buyer shall be precluded to use the Holdback to cover claims (i) which have not been notified in writing to the Sellers’ Representative during the Holdback Period, (ii) which fall outside of the Covered Claims, and (iii) in respect of which the Buyer has not initiated arbitration proceedings in accordance with Section 10.2 within 6 months from the expiration of the Holdback Period;

b)	if and to the extent the competent arbitration tribunal decides without further recourse that the Buyer is not entitled to any claim notified by it, then the Buyer shall pay the corresponding amount from the Holdback to the Sellers, except that the Buyer may refuse to make such payment for any other claim the Buyer has asserted against the Sellers in compliance with subparagraph a) above;

c)	if and to the extent the Sellers acknowledge the claim notified by the Buyer or if the competent arbitration tribunal decides without further recourse that the Buyer is entitled to the claim notified by it, then the Sellers’ right to demand payment of the Holdback Amount shall be reduced by the corresponding amount;

d)	the Buyer’s recourse against the Sellers for the Covered Claims shall first be pursued against the Holdback, provided that if and to the extent the Holdback Amount is insufficient to satisfy all claims of the Buyer against the Sellers pursuant to this Agreement the Buyer shall be entitled to seek direct recourse against the Sellers by way of setting-off from the Second Earn-out and the corresponding amount up to a maximum amount of USD 2,000,000 in total, subject to Annex 3.3.

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3.5	Payments in Parent Shares

The Buyer shall pay the (i) Initial Purchase Price and the Holdback Amount (if applicable) in Parent Shares and (ii) the Earn-Out, if any, in cash, in Parent Shares, or in any combination thereof, at Buyer’s sole and absolute discretion. For all purposes of this Agreement, any Parent Shares required or permitted hereunder to be paid, delivered or issued to any Seller in respect of any obligation of the Buyer to such Seller hereunder, shall be deemed so paid, delivered and issued to such Seller when such Parent Shares are credited in book-entry format to such Seller’s account established with Parent’s transfer agent (with each Seller to receive, within 6 hours following the time (HH:MM) the Closing has started as provided in the Closing Memorandum, from the transfer agent an account statement reflecting the establishment of such account and the crediting thereto of the Parent Shares issued to such Seller pursuant to this Agreement) and upon request of Seller to the transfer agent, shall be transferred as soon as permissible to the brokerage account identified under the heading “Sellers’ Brokerage Account” on Annex B, holding the Parent Shares on behalf of and for the account of all Sellers. Annex 3.5 sets forth certain restrictions applicable to the Sellers’ right to dispose of such Parent Shares.

Each of Buyer and Parent shall use best efforts to cause the resale of the Parent Shares to be issued to the Sellers in accordance with this Agreement to be duly registered with the SEC, and any share legends removed, in accordance with Annex 3.5 and applicable law.

The number of Parent Shares to be so paid, delivered or issued to the Sellers shall be calculated by dividing the amount in USD to be paid by the Buyer to the Sellers (as the case may be) by the Parent Share Value.

4.	CLOSING

4.1	Place and Date of Closing

The Closing shall take place simultaneously with the execution of this agreement, at the offices of Wenger Vieli, Dufourstrasse 56, 8008 Zurich, Switzerland, whereby the Parties agree that the Closing may be made remotely via videoconference and exchange of e-mails, with originals being handed over, to the extent needed, as provided in the Closing Memorandum.

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4.2	Closing Actions by the Sellers

At Closing, the Sellers shall deliver or cause to be delivered or, with respect to subclause c) of this Section 4.2 only, presented to the Buyer the following,

a)	assignment agreements substantially in the form of Annex B duly signed by the Sellers, and take all such other actions and deliver such other documents as may be required under applicable law to transfer all the Shares and all rights connected therewith from the Sellers to the Buyer;

b)	the share register of the Company, duly signed by two members of the board of directors of the Company, evidencing the registration of the Buyer as owner of 100% of the Sale Shares;

c)	certificates representing, or, if no certificates have been issued, such other documents evidencing ownership by the Company of, all the Subsidiary Shares;

d)	circular resolutions or minutes evidencing the resolutions of the Company’s board of directors regarding (i) the approval of the transfer of the Shares from the Sellers to the Buyer, (ii) the registration of the Buyer as owner of all the Sale Shares in the Company’s share register and (iii) the registration of the Buyer’s beneficial owner (such information to be provided by the Buyer to the Company pursuant to Section 4.3b)) in the Company’s register of beneficial owners;

e)	if and to the extent required by the Buyer, the written resignation, in the form provided by the Buyer and reasonably acceptable to the Sellers’ Representative, effective as of Closing, of all members of the board of directors of each Group Company, which resignations shall include customary releases;

f)	a duly executed declaration by each of the Sellers, forming part of the Closing Memorandum, confirming the termination (at no cost and without any remaining liabilities owed by the Company) of all agreements between any Group Company, on the one hand, and any one of the Sellers, on the other hand, except for the employment agreements contemplated by this Agreement;

g)	a duly executed declaration by each of the Sellers, forming part of the Closing Memorandum, pursuant to which the Group Companies are irrevocably and unconditionally released, with effect as from the Closing Date, from any and all obligations and liabilities owed to the respective Sellers or any of their Affiliates, except for the board of directors fees owed by the Company to each Matthias Huber and Seller 2 as provided in their respective written resignations;

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h)	the employment-related documents with respect to Christian Velez and Marcus Duelk as previously provided by Buyer to such Persons, duly executed by such Persons; and

i)	the electronic data processing medium (USB) containing all data made available to the Buyer in the virtual data room until September 17, 2023 at 22:00 (CET) in connection with the due diligence audit performed by the Buyer as attached hereto as Annex 4.2i) (the Data Room Documents or VDR), as reflected in the virtual data room index attached hereto as Exhibit C to Annex 1.1 (the Data Room Index).

4.3	Closing Actions by the Buyer

At Closing, the Buyer shall:

a)	issue to Sellers, by credit in book-entry form to the respective accounts of the Sellers to be established at Closing by Buyer’s transfer agent, an aggregate of 6,613,786 Parent Shares, constituting payment to the Sellers of the aggregate amount of USD 44,229,021, corresponding to the Estimated Initial Purchase Price less the Holdback Amount less the aggregate amount of outstanding loans and advances owed by the Sellers to the Company that are to be taken over by the Buyer as provided in Section 3.1 (the aggregate amount of such loans and advances, the Loan Amount). Such Parent Shares shall be allocated among the Sellers in accordance with Annex 3.2.2 as follows: (i) each Seller who/that does not have any outstanding loan or advance owed to the Company and/or any other Group Company shall receive, from the aggregate Parent Shares to be delivered to the Sellers pursuant to this Section 4.3, such Seller’s pro rata share (in accordance with the Pro Rata Share column of Annex B) of the aggregate number of Parent Shares that would have been deliverable in the aggregate to the Sellers pursuant to this Section 4.3(a) if the Loan Amount had been equal to zero USD (such number of Parent Shares, the Gross Shares), and (ii) each Seller who/that has any outstanding loan or advance owed to the Company and/or any other Group Company shall receive from the Parent Shares remaining after the allocation pursuant to the immediately preceding clause (i) of this Section 4.3(a), that number of Parent Shares equal to such Seller’s pro rata share (in accordance with the Pro Rata Share column of Annex B) of the Gross Shares, less that number of Parent Shares with an aggregate Parent Share Value (determined assuming that the Relevant Value Date is the Closing Date) equal to the aggregate amount owed by such Seller to the Company and/or any other Group Company and to be satisfied as provided in Section 3.1; and

b)	deliver to the Company the Buyer’s declaration in respect of its beneficial owner(s).

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4.4	Transfer of Profit and Risks

The transfer of profits and risks in respect of the Company from the Sellers to the Buyer shall take place at the time of Closing.

4.5	Closing Transactions

All transactions contemplated at Closing shall take place simultaneously and the performance of each of them shall be deemed essential.

It is agreed that the events constituting the Closing of this Agreement shall be regarded as one transaction so that, if one of the Closing events set forth in Sections 4.2 and 4.3 does not occur, Closing shall only be deemed to have taken place if the Party, that is not responsible for such Closing event taking place, confirms in writing that it accepts that Closing takes place (without prejudice to, all rights or remedies available, including the right to claim damages).

4.6	Post-Closing Actions

Immediately following the Closing, the Buyer shall hold a shareholders’ meeting of the Company and any other Group Company (where applicable) resolving (i) the election of the members of the board of directors, designated by the Buyer, being Tom Schiller, Raja Bal, Audrey Wong and Alexandre Gachet, (ii) taking note of the resignation of José Luis Cortes and Mathias Huber and (iii) the unconditional discharge of all members of the board of directors and management of the Group.

Further, immediately following the Closing, the Buyer shall cause the Company to execute and deliver to the Sellers’ Representative for forwarding to the applicable Sellers a written confirmation statement reflecting that the respective Seller’s Loan Amount has been taken over by the Buyer and that the concerned Seller is fully released from any obligation to the Company and/or Subsidiary in this respect.

4.7	Closing Memorandum

The Buyer’s legal counsel shall prepare, in cooperation with the Sellers’ legal counsel, a closing memorandum which describes the closing actions pursuant to Sections 4.2 and 4.3 and which shall serve as evidence for the closing of the transactions contemplated under this Agreement (the Closing Memorandum).

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5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Sellers

5.1.1	Representations and Warranties

Subject to the limitations set forth in Section 6 and subject to the exceptions and disclosures set forth in the Disclosure Schedules to this Section 5.1.1, the Sellers hereby represent and warrant to the Buyer that the following representations and warranties are true and correct in all material respects on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made with reference to one or more specific date(s) shall be true and correct in all material respects only on such date(s):

1.	Organization, Good Standing, and Qualification

a)	Each of the Group Companies is duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation. Each of the Group Companies has all requisite corporate power and authority to own, lease and operate its properties and assets owned, leased and operated by it, and to carry on its business as conducted on the date of this Agreement.

b)	The share capital of the Company is structured as set forth in Recital A and the share capital of the Subsidiary is USD 1,000. No concealed contributions in kind have been made to any of the Group Companies or contributions repaid by any one of the Group Companies or hidden distributions occurred. There is no obligation to make additional contributions to any of the Group Companies.

c)	The Company does not own shares or securities of, or have any other financial interest in, or other equity linked securities in any Person other than the Subsidiary. All of the issued and outstanding shares in the Subsidiary have been duly authorized and are validly issued as well as fully paid up. There are no outstanding or authorized options, warrants, convertible securities or convertible loans or other rights, commitments, or agreements relating to shares or other securities obligating the Company or its Subsidiary to issue or sell any shares in the Subsidiary.

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2.	Due Authorization

a)	All action of the Sellers for the delivery of all of the Sales Shares has been taken or shall be taken on or prior to the Closing and this Agreement constitutes the valid and legally binding obligations of the Sellers, is enforceable in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights.

b)	There are on the date of this Agreement no Actions, pending or threatened against the Sellers (including the Group) challenging the validity of this Agreement or any transaction contemplated in this Agreement, or which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement.

3.	Ownership

a)	Each Seller is the sole legal and beneficial owner of such Seller’s Sold Shares in the Company as set forth in Annex B, and the Buyer will at Closing receive good and valid title to the Sale Shares, free and clear of any Liens. There are no outstanding options, warrants, calls, puts, rights or commitments, or any other agreements of any character relating to the sale, creation, issuance or voting of, or the granting of rights to acquire, any of the Sale Shares or any other securities in the Company. The Sale Shares are validly issued and fully paid up and the share capital has not been repaid in whole or in part. No concealed contributions in kind have been made to the Company or contributions repaid by the Company or hidden distributions occurred. There is no contractual undertaking of the shareholders of the Company to make additional contributions to the Company.

b)	The Company is the sole legal and beneficial owner of the Subsidiary Shares, free and clear of any Liens. All Subsidiary Shares have been validly issued, fully paid up, and constitute all of the shares in the Subsidiary. There are no outstanding options, warrants, calls, puts, rights or commitments, or any other agreements of any character relating to the sale, creation, issuance or voting of, or the granting of rights to acquire, any of the Subsidiary Shares or any other equity linked securities in the Subsidiary.

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4.	Governmental Consents

No consent, approval, order, or authorization of or registration, qualification, designation, declaration, or filing with, any foreign, federal, state, or local governmental authority is required on the part of the Company or any Subsidiary in order to enable the Sellers to execute, deliver, and perform their obligations under this Agreement except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

5.	Litigation

Other than as set forth in Section 5 of the Disclosure Schedules, there are on the date of this Agreement no Actions, suits, proceedings, or investigations pending or, to the Sellers’ knowledge on the date of this Agreement threatened (i) against the Company or the Subsidiary (or against the officers or directors, in their capacity as such, of the Company and/or the Subsidiary) before any court or governmental agency or (ii) that question the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken by the Sellers under and pursuant to this Agreement. To the Sellers’ knowledge, neither the Company nor the Subsidiary, nor any of their respective officers, directors or stockholders, in their respective capacity as officers, directors or stockholders of the Company and/or Subsidiary, are or have since January 1, 2018 been, a party or subject to any writ, order, decree, injunction or judgment of any court or governmental agency. To the Sellers’ knowledge, there is no Action or investigation by the Company or the Subsidiary currently pending or that the Company or the Subsidiary currently intend to initiate.

6.	Proprietary Assets

a)	As used herein, Proprietary Assets means collectively patents, patent applications, copyrights, copyright registrations, trade secrets, design rights, moral rights, Marks, other intellectual property rights, and licenses, and Marks means trademarks, service marks, trade dress, trademark, service mark and trade dress applications and registrations, trade names, and domain names.

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b)	Set forth in Section 6b) of the Disclosure Schedules is a true and complete list of all registered Proprietary Assets owned and/or used by the Company or the Subsidiary on 31 July 2023 and all other material Proprietary Assets that are used in or required by the Company to conduct the Company’s business as currently conducted other than non-customized, commercially available off the shelf software (the Company Proprietary Assets). Folders 3, 4, 7.1 and 7.2 in the VDR[1] accurately set forth (i) the owner of the Company Proprietary Assets, (ii) with respect to Company Proprietary Assets that are subject to registration, the jurisdiction of registration, the applicable registration or application numbers and the status of such registration or application and (iii) each material license or other agreement required for the Company or the Subsidiary to use any of the Company Proprietary Assets, except for licenses or agreements that can be obtained in the ordinary course of business without unreasonable effort, delay, cost or expense.

c)	The Company or the Subsidiary exclusively and validly own (free and clear of all Liens), or have the right to use under the agreements or upon the terms described in Section 6c) of the Disclosure Schedules, all of the Company Proprietary Assets that are required for conducting the Company’s business as currently conducted and have taken to the Sellers’ knowledge all actions reasonable to protect the Company Proprietary Assets, including applicable registrations or applications for registration. Those Company Proprietary Assets which are owned by the Company or the Subsidiary and are the subject of subsisting patents or registrations are valid, subsisting and enforceable, will not cease to be so as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, and are currently not subject to any post-registration proceeding or, to the Sellers’ knowledge, threat of same that could render them invalid or unenforceable.

d)	The Company Proprietary Assets and the business as currently conducted by the Company and the Subsidiary do not infringe or violate any patents, trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how, or other intellectual property rights (the Intellectual Property Rights) of any other Person. Since January 1, 2020, neither the Company nor the Subsidiary has received any communications alleging that such parties (or any of their respective employees or consultants) have violated or infringed or, by conducting its business as presently conducted, would violate or infringe, any Intellectual Property Rights of any other Person.

e)	Since January 1, 2020, neither the Company nor its Subsidiary has sent any infringement or cease and desist correspondence to any third party regarding any Company Proprietary Assets with respect to which the action giving rise to such correspondence is continuing, and, to the Sellers’ knowledge, no third party is currently infringing, misappropriating or otherwise violating any Company Proprietary Asset.

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f)	There are currently no outstanding judgments, injunctions, options, licenses, or agreements of any kind relating to the Company Proprietary Assets, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property Rights of any other Person.

g)	No Person who is a director, officer, employee, or shareholder of the Company or the Subsidiary immediately prior to the Closing, owns any rights in any Company Proprietary Assets or, to the Sellers’ knowledge, in any Intellectual Property Rights directly or indirectly competitive with the Company Proprietary Assets. It is not necessary to use any material inventions or works of authorship of employees or consultants of the Company or the Subsidiary, except as the Company or the Subsidiary do or may have the right to do so currently or could acquire on commercially reasonable terms.

7.	Compliance with Law

a)	Except as set forth in Section 7a) of the Disclosure Schedules, the Company and its Subsidiary are not in violation of or default under (i) any provisions of their respective governing or constitutive documents, (ii) any judgment, order, or decree of any court or arbitrator to which the Company or its Subsidiary are a party, or are subject, and (iii) any applicable Swiss or US statute, law, rule, regulation, or order in any material respect (and such parties have not received any written notice of any violation thereof which has not been remedied prior to the date of this Agreement). The consummation of the transactions contemplated by this Agreement by the Sellers does not result in the Company or the Sellers being in any such violation or default or be in conflict with or result in a violation or breach of its constitutive or governing documents, any judgment, order, or decree of any court or arbitrator to which the Company or the Subsidiary are a party or are subject, any Material Agreement, or a violation of any Swiss or US statute, law, rule, regulation, or order, or an event which results in the creation of any lien, charge, or encumbrance upon any asset of the Company.

b)	Each Group Company (i) complies and has complied with the laws and regulations applicable to it in all material respects, including but not limited to, unfair competition laws, data protection laws, antitrust laws, export control laws and anti-bribery laws, and (ii) no action, suit, claim or proceeding by any third party or any governmental or administrative authority, including taxation authority, is pending or, to the Sellers’ knowledge, threatened in writing against any Group Company alleging any failure to comply with any applicable laws and regulations.

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c)	Each Group Company (i) complies with the health and safety laws applicable to it, and no material Action is pending or, to the Sellers’ knowledge, threatened against a Group Company alleging any failure to comply with any health or safety laws in effect on the date of this Agreement, and (ii) has obtained and been in compliance with all of the terms and conditions of all Permits required under any health and safety laws.

d)	No Group Company (including any of their directors, officers or employees) and no other Person acting on behalf of the Group Companies, have directly or indirectly through another Person, made, offered or authorized the use of, or used, any corporate funds or provided anything of value (i) for unlawful payments, contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) to foreign or domestic government officials or employees in violation of anti-corruption or anti-bribery Legal Requirements applicable to the Group Companies, or (iii) for a bribe, rebate, payoff, influence payment, kickback or other similar payment in violation of any Legal Requirements. No director, officer or employee of any of the Group Companies has unlawfully acquired, disposed of, or misappropriated or otherwise unlawfully transferred any asset owned by the Group Companies. The Seller has delivered, or made available to Buyer or its agents or representatives true, correct and complete copies of each contract in effect between the Group Companies and any foreign sale agent or foreign sales representative thereof.

e)	The Group Companies have not been and are not bound by (and are not concerned on) any non-competition undertakings or any agreement, arrangement or concerted practice nor have they carrying on any practice, which in whole or part may contravene or may be invalidated by any anti-trust, fair trading, or consumer protection laws in any relevant jurisdiction. In particular and without prejudice to the generality of the foregoing, the Group Companies have not been and are not bound by any agreement, arrangement or concerted practice, nor are they carrying on any practice which in whole or in part may contravene Article 81 (1) or 82 of the EC Treaty or any domestic equivalent, or which otherwise infringes the anti-trust laws or practice of the relevant jurisdiction, or in respect of which any filing, registration or notification may be required pursuant to regulations referred above. There are no pending, or to the Sellers’ knowledge, threatened proceedings or investigations regarding unfair competition practices of the Group Companies. The Group Companies have not received any process, notice or other communication (formal or informal) by or on behalf of any Governmental Authority having jurisdiction in competition matters in relation to: (i) any agreements, arrangement, concerted practice or course of conduct to which any Group Company is, or is alleged to be, a party: or (ii) any action, conduct, practice or behaviour of any Group Company: or (iii) any other discharge of that Governmental Authority’s regulatory functions, other than any such process, notice or other communication received from any such Governmental Authority in connection with an application, a notification or any other form of submission seeking merger clearance under applicable regulations in any relevant jurisdiction.

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8.	Customers; Suppliers

a)	Section 8a) of the Disclosure Schedules set forth a true and complete list of (i) the names of all active customers of the Company and its Subsidiary with a billing for each such customer of CHF 100,000 or more in the aggregate in the financial year 2022 and the first ten months of financial year 2023, and (ii) the amount for which each such customer was invoiced during such period. None of the Group Companies has received any notice, written or otherwise, and the Sellers do not have knowledge, that: (i) any such customer has ceased or substantially reduced, or will cease or reduce by more than 30% (compared to the immediately preceding financial year) in any of 2023 and 2024 its use of products or services of the Company or its Subsidiaries or (ii) the customers of the Company and its Subsidiaries will collectively reduce by more than 15% (compared to the immediately preceding year) in any of 2023 and 2024 their use of products or services of the Company or its Subsidiaries.

b)	Section 8b) of the Disclosure Schedules sets forth a true and complete list of (i) all active suppliers of the Company and its Subsidiary from which the Company or the Subsidiaries ordered products or services with an aggregate purchase price for each such supplier of CHF 100,000 or more in the aggregate in the financial year 2022 and the first ten months of the fiscal year 2023 and (ii) the amount for which each such supplier invoiced the Company or a Subsidiary during such period. None of the Group Companies has received any notice, written or otherwise, and the Sellers do not have knowledge, that (A) there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Company and its Subsidiary at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiary, subject to general and customary price increases or (B) there are any supply or allocation issues with respect to any of the suppliers of the Company or its Subsidiaries, including foundries, that could reasonably be expected to negatively impact the revenue from any customer in 2023 and 2024 by more than 10% from what such revenue in any such year would be in the absence of such issues, all else being equal.

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9.	Assets

Each Group Company has good and valid title to its properties and assets free and clear of Liens, except for such encumbrances and liens that arise in the ordinary course of business and do not materially impair the respective Group Company’s ownership or use of the property or assets and for statutory liens for the payment of current taxes that are not yet delinquent. On the date of the Closing, the assets owned, leased and licensed by the Company constitute the assets used in connection with the business of the Company and its Subsidiary, and such assets constitute the assets necessary for the Company and its Subsidiary to conduct the business of the Company and its Subsidiary in a manner as currently conducted. All tangible assets owned or leased by the Company or the Subsidiary are safe to operate, have been maintained in accordance with generally accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. None of the Group Companies has entered into any off balance sheet borrowing arrangement (including factoring arrangements).

10.	Real Estate; Leases

a)	Section 10a) of the Disclosure Schedules sets forth a true and complete list of the real estate owned by any Group Company (the Real Estate). Such Real Estate (i) is free and clear of any Liens, charges, and encumbrances except as described in the public land register or similar official records relating to the Real Estate, (ii) complies by itself and as used with all applicable building, zoning and planning requirements and with all servitudes, easements or other third party rights, (iii) together with the buildings on it is maintained in proper condition and (iv) complies with the applicable Environmental Laws and it neither contains nor is affected by any hazardous substances. There are no existing or threatened restrictions to the continued use of the Real Estate.

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b)	Section 10b) of the Disclosure Schedules contains a list of all of the leases to real property to which the Company or the Subsidiary are a party and which are in effect (the Lease Agreements). Such Lease Agreements are valid and binding on the Company or Subsidiary, as applicable, in accordance with their terms and are in full force and effect. None of the Company or its Subsidiary or any other party thereto is in breach of or default under, or has provided or received any notice, written or, otherwise, of any intention to terminate, any Lease Agreements to which it is a party.

11.	Privacy and Security

The Company and the Subsidiary have the data regulations and policies in place as stated in the Disclosure Schedules. The Company takes reasonable technical, organizational and other measures to protect the operation, confidentiality, integrity and security of its software, information technology systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of the same.

12.	Social Security, Pensions and Benefit Plans

The pension plans, benefit plans or similar health and welfare commitments of the Group Companies are set forth in Section 12 of the Disclosure Schedules (collectively, the Employee Benefit Plans).

The Employee Benefit Plans comply in all material respects with the applicable laws; there are no other pension plans, benefit plans or similar health or welfare commitments of the Group Companies. All premiums, benefits, contributions due to be paid to, and all other liabilities relating to, the so disclosed Employee Benefit Plans or social security have been paid when due or have been adequately provisioned for in the Annual Financial Statements for 2022, in accordance with Swiss GAAP. The so disclosed Employee Benefit Plans that are required to be funded and/or book reserved under the applicable laws or pursuant to the Employee Benefit Plans are funded and/or book reserved based upon reasonable actuarial assumptions.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event, including any termination of employment) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employees of the Group Companies or director of the Group Companies.

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None of the so-disclosed Employee Benefit Plans has any funding deficiency that would require the concerned pension fund to take any measures to address such deficiency, including, without limitation, by increasing the employer’s contributions on the salaries.

13.	Benefit Plans

a)	Section 13a) of the Disclosure Schedules set forth all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, supplemental retirement, severance, fringe benefit or other benefits plans, programs or arrangements, vacation policies, and all employment, termination or severance agreements, other than any employment agreement or arrangement that can be terminated without penalty, liability or premium upon notice of 3 months or less (collectively, Benefit Plans) with respect to which the Company or its Subsidiary has any direct or contingent liability or which are maintained, sponsored or contributed to by the Company or its Subsidiary for the benefit of any current or former employee of the Company or its Subsidiary.

b)	Benefit Plans currently in effect has been maintained in accordance with its terms and the requirements prescribed by the applicable statutes, orders or governmental rules or regulations. There are no actions, suits or proceedings (other than routine claims for benefits) pending or, to the Sellers’ knowledge, threatened, with respect to any such Benefit Plan currently in effect or against the assets of any such Benefit Plan or any fiduciary to any such Benefit Plan with respect to such plans or arrangements.

c)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company under any Benefit Plan or otherwise (either alone or in conjunction with any other event).

14.	Taxes

a)	On the Closing Date, the Sellers are duly entered in the registers of the competent Tax authorities as taxpayers subject to unlimited taxation in Switzerland.

b)	The Group Companies have been duly and timely registered for Tax purposes in their jurisdiction of incorporation and any other jurisdiction in which they are subject to Tax.

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c)	Each Group Company is and has at all times been exclusively resident for all Tax purposes and subject to Tax in its jurisdiction of incorporation only, and has not at any time been resident or had any branch, agency or permanent establishment in any other jurisdiction (whether national, provincial, cantonal, state or local), except for the permanent establishment in Ecublens, Canton of Fribourg, Switzerland, for any Tax purposes (and no Tax authority has ever sought to assert the same), nor will any Group company - for any events that occurred before Closing - be, or become, liable to make any filings or registration, maintain any Tax records or account for any Tax in any other jurisdiction.

d)	Each Group Company to the extent required by law is duly registered for VAT/GST, sales and use tax, and any other indirect tax or fee in all relevant jurisdictions.

e)	The Company and the Subsidiary have timely filed all Tax Returns that were required to have been filed and all Tax Returns have been submitted to the appropriate federal, state, county, local, and foreign governmental agencies (the Tax Authorities). All such Tax Returns and reports are true, complete and correct in all material respects and accurately reflect the liability for Taxes of the Group Companies. The Company and the Subsidiary have made all computations, registrations, supplied all information and given all notices, elections to relevant Tax Authorities. The Company and the Subsidiary have fully and timely paid or fully reserved in the financial statements for 2022 all income, franchise, and other Taxes, assessments, governmental charges, penalties, interest, and fines which were due and payable on or before September 30, 2022. The Company and the Subsidiary have fully and timely paid or fully reserved in the Financial Statements or Illustrative Working Capital Calculation all Tax installments, advance payments and final Tax invoices when due. None of the Group Companies has any outstanding obligations under any settlement agreements entered into with Tax authorities.

f)	The Company and the Subsidiary have always given complete and accurate information to the relevant Tax Authorities (in particular but not exclusively during the course of submission of tax ruling requests, answers to information requests from the Tax authorities, etc.) and have not made any payment (including any contribution/distribution in kind) and/or constructive dividend to the Sellers or any person related to the Sellers which were not in line with past policies or could cause any liability for Taxes which are not accounted for in the Annual Financial Statements for 2022.

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g)	The Company and the Subsidiary have complied with transfer pricing requirements with regard to any transaction or arrangement with shareholders and/or related parties. To the Sellers’ knowledge, there are no circumstances that could cause any Tax Authority to make any adjustment for tax purposes and no such adjustment has been made or attempted in fact since 1 January 2020. The Company and the Subsidiary have all relevant and compliant transfer pricing documentation available to demonstrate and defend their transfer pricing position.

h)	All withholding taxes which the Company and the Subsidiary are obligated under applicable law to withhold from amounts owing to any employee, creditor, shareholders or other third party have been timely withheld and paid over to the appropriating Governmental Authority, and the Company and the Subsidiary have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

i)	None of the Group Companies is a party to any Action or proceeding by any governmental Tax authority for non-payment of Taxes. No foreign, federal, state, or local income or sales or VAT/GST or other material Tax Return of the Company or the Subsidiary is currently being audited by any Tax authority and no written notice or other communication of any such Tax audit has been received.

j)	Neither the Company nor the Subsidiary is party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document), other than pursuant to any contract entered into in the ordinary course of business, the principal subject of which is not related to Taxes.

k)	There are no: (i) pending written claims by any Tax authority with respect to Taxes of the Company or the Subsidiary; or (ii) material deficiencies for any Tax, claim for additional Taxes, or other dispute or claim regarding any Tax liability of the Company or the Subsidiary assessed in writing by any Tax authority that has not been settled and paid in full or otherwise resolved.

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l)	There are no Liens for Taxes encumbering (and no Tax authority has threatened to encumber) the assets of the Company or the Subsidiary, except for statutory Liens for current Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which an adequate reserve has been established in accordance with Swiss GAAP on the Annual Financial Statements for 2022.

m)	No written claim has been made by a Tax authority in a jurisdiction where neither the Company nor its Subsidiary files Tax Returns and pays Taxes that the Company or its Subsidiary is or may be subject to any Tax Return filing requirements or Tax by that jurisdiction.

n)	During the current financial year and the 5 (five) previous financial years preceding the date of this Agreement, no Group Company has claimed, or has been granted exemptions from Tax, roll-over Tax relief or other Tax facilities, including but without limitation to exemption, rollover relief or other Tax facilities relating to reorganization or mergers, which could be annulled and give rise to Taxes.

15.	Employees

a)	On 1 September 2023 the Company and its Subsidiary employ with an employment contract the individuals as listed in the headcount schedule in folder 7.5 in the VDR. The documents and information contained in Folder 7 in the VDR are accurate and complete with respect to the matters stated therein.

b)	The VDR contains or lists in folders 7.1, 7.2 and 7.5 in the VDR the contracts and agreements between the Company or its Subsidiary and (i) a current service provider or (ii) any current employee, consultant or independent contractor of the Company or its Subsidiary which provides for severance obligations which would exceed the equivalent of 6 months’ salary or a termination notice period in excess of 3 months.

c)	There are no material salary increases resolved but not yet implemented. There are no employment or benefit agreements, plans or arrangements entitling the employee to severance or other payments upon a change of control of the Group or any Group Company.

d)	Neither the Company nor its Subsidiary is a party to any labor or collective bargaining contract that pertains to employees of the Company or its Subsidiary. There are no pending or, to the knowledge of the Sellers, threatened actions concerning labor matters with respect to the Company or its Subsidiary.

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e)	The Company and its Subsidiary have complied with the applicable laws and the respective rules, regulations and orders pertaining to employment and employment practices, including those relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, mass lay-off, plant closing, collective bargaining agreements, in particular any social plans (plan social; Sozialpläne), child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. The individuals characterized and treated by the Company and its Subsidiary as consultants or contractors are in all material respects properly treated as independent contractors under the applicable laws of Switzerland and United States and all individuals treated by the Company and its Subsidiary as employees are in all respects properly classified as employees under the applicable laws.

f)	No key employee or independent contractors of the Company or its Subsidiary is subject to any confidentiality, non-compete or non-solicitation agreements with prior employers, which are still effective.

g)	There have not been any disputes with any governmental or self-regulatory authority, any works council or other employee representatives. There have not been any strikes, work stoppages or similar disputes between any of the Group Companies or the Sellers and any of the employees in connection with their employment with the Group Companies. No mass dismissals, in particular those which would give rise to any notification to public, governmental or self-regulatory authorities, have been announced since January 1, 2020 or are being planned.

h)	None of the Key Employees has terminated or has indicated in writing to terminate his or her employment upon the consummation of the transactions contemplated in this Agreement, and, to the Sellers’ knowledge, no such Key Employees has done, or intends to do, so.

i)	Section 15i) of the Disclosure Schedules sets forth, for each employee, consultant and independent contractor of any Group Company that has received any loan or advance from such Group Company and which is still outstanding on 1 September 2023 the original principal amount of such loan and advance.

16.	Authorizations Permits

a)	The operations and activities of the Company and its Subsidiary have been carried out in compliance with applicable laws and in accordance with the relevant Permits necessary for the conduct of its business as currently conducted.

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b)	The Permits granted by Swiss authorities do not unexpectedly or otherwise unduly restrict the current business or operations of the Company or its Subsidiary. To the Sellers’ knowledge, neither the execution of this Agreement, nor the consummation of the transaction contemplated hereby, will cause any termination, revocation, non-renewal, suspension or modification of these Permits.

17.	Corporate Documents – Housekeeping

a)	On the date of the Closing, the articles of association and the organizational regulations (together, the Bylaws), the books (excluding financials statements), records and corporate documents of the Company and the Subsidiary are in all material respects complete and correct and have been maintained in accordance with applicable laws, regulations, constitutional documents and good corporate governance practices. All of those documents are in the possession of the Company and the Subsidiary.

b)	The Company and the Subsidiary have complied in all material respects with the applicable laws with respect to data protection. All files, systems, data, books and records of the Company and the Subsidiary are complete and accurate and have been maintained in accordance with good business practices and the applicable laws and, at the Closing, will be in the possession of the Company and the Subsidiary.

c)	The corporate housekeeping of the Company and the Subsidiaries has been done in in accordance with applicable laws, regulations and constitutional documents.

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18.	Material Agreements

a)	To the Sellers’ Knowledge, folders 1.3, 2, 3, 4, 5, 7, 8 and 10 in the VDR collectively contain accurate and complete copies of all agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees that contain or entail continuing obligations to the Group Companies on date of this Agreement and to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or its Subsidiary in excess of CHF 100,000 in the aggregate; (ii) the license of any Proprietary Assets; (iii) provisions restricting or affecting the development, manufacture or distribution of the Company’s or its Subsidiary’s products or services; (iv) indemnification by the Company or its Subsidiary with respect to infringements of proprietary rights; (v) the grant of exclusive rights to any party; (vi) any joint venture, partnership or alliance by the Company or the Subsidiary; (vii) any supply agreements with remaining periods in excess of 6 months, which are not terminable within 60 days’ notice or less; (viii) any employment contract with any director, officer, or employee of the Company or its Subsidiary, or any consulting or agency contract, which requires annual payments in excess of CHF 50,000 (services) and CHF 50,000 (goods) per annum; (ix) contain any provision which provides for the right to terminate or any material adverse consequences to the Company or its Subsidiary in case of a change of control of the Group; (x) agreements between the Company or the Subsidiary, on the one hand, and any of their respective Affiliates), on the other hand; (xi) collective bargaining agreements or a social plan which is in effect and not fully performed, to the extent applicable to the Company or its Subsidiary; (xii) any off-balance sheet borrowing arrangement (including factoring arrangements); (xiii) relate to the acquisition or disposal by the Company or its Subsidiary after January 1, 2018 of a company or business; and (xiv) contain an outstanding obligation in respect of unpaid purchase price (whether or not contingent) of an amount exceeding CHF 50,000 upon acquisition of a company or business which is not reflected in the Audited Financial Statements for 2022 (collectively, the Material Agreements). For the purpose of clarification, the agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees described in the immediately preceding sentence are, regardless of whether copies thereof are actually included in the Folders in the VDR referenced above in this paragraph 18a), are deemed to be Material Agreements for the purpose of this Section 18a).

b)	The Material Agreements are valid, binding and enforceable, and neither the Company nor the Subsidiary has breached or defaulted under, nor do the Sellers have any knowledge of any claim or threat that the Company or its Subsidiary has breached or defaulted under, any term or condition of any Material Agreement. Each Material Agreement is valid, binding and enforceable, and no other party to such Material Agreement is, to the Sellers’ knowledge, in default under such Material Agreement. There has not been threated termination of any of the Material Agreements. No offer has been made to modify the terms and conditions of any Material Agreement.

c)	No Material Agreement may be terminated or adversely modified, and no obligations of the Company or its Subsidiary thereunder will become due in whole or in part as a result of this Agreement or the transactions contemplated hereby.

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19.	Insurance

a)	The Company and the Subsidiary have in full force the insurance policies (the Policies), a list of which is disclosed in the VDR, the reference can be found on Section 19a) of the Disclosure Schedules. All insurance premiums currently due with respect to the Policies have been paid and the Company and the Subsidiary have not failed to give any notice or present any material claim under any Policy in a due and timely manner. The Company and its Subsidiary have not received written notice of cancellation or non-renewal of any Policy. The Company and the Subsidiary are not in breach or default, and the Company and its Subsidiary have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies.

b)	The Policies are to the Sellers’ knowledge (i) at least in line with the insurance coverage currently practiced in industries in which the Company is mainly active, and in particular sufficient for compliance with all agreements to which the Company and its Subsidiary are a party as well as mandatory requirements of applicable laws. The properties, assets, directors, officers, employees, businesses, third-Party liabilities and operations of the Company and its Subsidiary are insured by policies against such risks, casualties and contingencies and of such types and amounts as are common and usual for the size and scope of their respective businesses as now being conducted. No material act, omission, misrepresentation or non-disclosure has occurred which makes any of the insurance policies voidable, nor have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies, or any failure to properly disclose all relevant facts to the insurance company at the time of execution or renewal of the Policies or at any other point in time, that would entitle insurers to decline to pay all or any part of any claim made under the insurance policies.

c)	There is no material claim outstanding under any of the insurance policies (or under any policies previously held by the Group Companies), all material claims have been settled in full and there are, to the Sellers’ knowledge, no circumstances, which exist which are likely to give rise to such a claim.

d)	The consummation of the transactions contemplated hereby will not cause the revocation, cancellation or termination of any Policy, and each of the Policies shall remain in full force and effect following the consummation of the transactions contemplated hereby.

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20.	Financial Statements

a)	Correct and complete copies of the Company’s (i) audited financial statements consisting of the balance sheet of the Company as of September 30 in each of the years 2021 and 2022 and the related statements of operations and retained earnings and statements of cash flows for the years then ended (the Annual Financial Statements), and (ii) the unaudited financial statements consisting of the consolidated balance sheet of the Group Companies as of July 31, 2023 and the related statements of profit and loss for the ten-month period then ended (the Interim Financial Statements and, together with the Annual Financial Statements (the Financial Statements), are attached hereto as Annex 5.1-20. The Annual Financial Statements are based on the books and records of the Company, and present the financial condition of the Company in accordance with Swiss GAAP and as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered on a consistent basis in accordance with historical methodologies, practices, estimation techniques, assumptions and principles.

b)	The Annual Financial Statements and the Interim Financial Statements of the Company have been prepared in accordance with Swiss GAAP consistently applied throughout the periods indicated (except as disclosed in the notes thereto), have been derived from the books and records of the Company and are consistent with the books and records of the Company and present in accordance with the applied standards the financial condition of the Company and the results of the operations of the Company as of the date thereof and for the periods covered thereby.

c)	Except as set forth in the Financial Statements, neither the Company nor the Group has liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the Interim Financial Statements which, individually or in the aggregate, are not material to the financial condition or operating results of the Company and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under Swiss GAAP to be reflected in the Annual Financial Statements. To the extent that contingent liabilities were not required to be included in the liabilities reflected on any balance sheet included in the Annual Financial Statements, such liabilities (other than liabilities for rental in respect of rented facilities) have been reflected on such balance sheet as required by Swiss GAAP.

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d)	Except as disclosed in the Annual Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other Person.

e)	Since September 30, 2022, no credit notes have been issued to customers except in the normal course of business and in the best interests of the Group Companies. The aggregate of all such credit notes issued by the Group Companies from 30 September 2022 to the Closing Date as a whole do not exceed CHF 150,000.

f)	None of the Group Companies effected any material change in the practices of ordering supplies, the settlement of accounts payable, invoicing customers or collecting debts from those practices adopted since January 1, 2020.

g)	There is, as of each of, September 30, 2022, the date hereof and the Closing Date no outstanding indebtedness or liability (actual or contingent) between any of the Group Companies, on the one hand, and any of the Sellers or any of their respective Affiliates or Related Persons, on the other hand, and no security for any such indebtedness or liability has been given which remains outstanding.

21.	Absence of Changes

Since September 30, 2022, the business of the Group Companies has been conducted in the ordinary course of business consistent with past practice and, in particular, there has not been, with respect to the Company or its Subsidiary, any:

a)	amendment to the Company’s or any of the Subsidiary’s Bylaws;

b)	issuance, sale, pledge, transfer, disposition of or otherwise creation of any Lien over (i) any shares of capital stock of the Company or its Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Company or its Subsidiary or (ii) any properties or assets of the Company or its Subsidiary, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

c)	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock or membership interests;

d)	material change in any method of accounting or accounting practice of the Company and its Subsidiary, except as required by Swiss GAAP;

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e)	other than from the Company or its Subsidiary, incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations, or the making of any optional repayment of any indebtedness for borrowed money other than in the ordinary course of business;

f)	amendment, waiver, modification, termination or entry into any Material Agreement or lease of real or personal property involving a term of one year or more other than in the ordinary course of business or any contract or agreement with a Related Party (as defined below) the Sellers, the Company or any Subsidiary;

g)	payment of or commitment for capital expenditures in the aggregate in excess of CHF 50,000;

h)	election, revocation or modification of any tax election, settlement or compromise of any tax liability or filing of any tax return other than on a basis consistent with past practice;

i)	lapse of any existing Policy relating to the business or assets of the Company or its Subsidiary;

j)	material damage, destruction or loss (whether or not covered by insurance) to any of the Company’s or any of its Subsidiary’s assets;

k)	commencement or settlement of any litigation, suit, arbitration claim, proceeding or investigation;

l)	general wage or salary increases in respect of the Company’s or its Subsidiary’s employees, other than as provided for in any written agreements or consistent with past practice (including normal periodic wage increases);

m)	entry into or termination of any employment agreement, or independent contractor relationship with a service provider, or collective bargaining agreement, written or oral, or material modification of the terms of any such existing agreement;

n)	material adoption, amendment, modification or termination of any Benefit Plan;

o)	any loan to, or entry into any other material transaction with, any of the Company’s or its Subsidiary’s directors, officers and employees;

p)	acquisition of any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entry into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

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q)	adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of any applicable bankruptcy or reorganization law or consent to the filing of any bankruptcy petition against the Company or its Subsidiary under any similar law or similar corporate transaction;

r)	any other change, circumstance, occurrence of event, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

s)	commitment to do any of the foregoing.

22.	Environment

a)	Each of the Company and the Subsidiary has in all material respects and at all times up to and including the date of this Agreement:

(i)	complied with the applicable legislation of any relevant jurisdiction concerning air, water or land (and any other matter classed as the “environment” under any such legislation) or human health or safety (the Environmental Laws), to the extent such legislation relates and applies to the Company or its Subsidiary, to the business carried on (whether at the date hereof or previously) by it and to the land and premises (including the properties) at any time on or before the date hereof owned, occupied or used by it; and

(ii)	obtained and complied with the terms and conditions of any and all licenses, consents, permits or other authorizations made or issued pursuant to or under or required by any applicable Environmental Laws, all of which such licenses, consents, permits or other authorizations are at the date hereof in full force and effect, and no circumstance exists at the date hereof which will result in a material modification, supervision, revocation or non-renewal of such licenses, consents, permits or other authorizations.

b)	There is no material civil, criminal or administrative Action, claim, investigation or other proceeding or suit active, pending or, to the Sellers’ knowledge, threatened against the Group or any of its officers or directors.

c)	No activities of the Group, no asset and no facilities used or owned by the Group are or have been as the result of their usage by the Company the source of any pollution or damage to human health or the environment.

d)	There are no prohibitions, injunctions, restrictions or limitations on the free use or disposal by the Group of any of its movable assets, real property arising from their environmental condition, and, to the Sellers’ knowledge, there are no facts or circumstances which may provide a basis for any such prohibition, injunction, restriction or limitation.

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e)	The Sellers have furnished to the Buyer all environmental audit reports and other material environmental documents relating to the land, premises or facilities used or owned by the Group, operations or products of the Group which are in its possession or under its reasonable control.

f)	To the Sellers’ knowledge, there are no hazardous materials present on or in the environment at the Properties or at any geologically or hydrologically adjoining property, either temporary or permanent, and deposited or located in any part of the properties or such adjoining property. To the Sellers’ knowledge, no Group Company or any other person for whose conduct they are or may be held responsible, has conducted any hazardous activity conducted with respect to the properties in which any Group Company has or had an interest.

g)	To the Sellers’ knowledge, there are no contaminated sites (Altlasten) at any property owned, operated or otherwise used by the Group that could give rise to liability of the Group.

23.	Product Liability

a)	No Group Company has any systemic or endemic failure rates in its shipped products. For purposes hereof, systemic or endemic failure rates shall mean a product failure rate in excess of 5%. Without limiting the foregoing, to the Sellers’ knowledge, no Group Company has (i) manufactured, sold or supplied any products that do not comply with any warranties or representations expressly or implicitly made by a Group Company or which otherwise give rise to any claim by any customer of any third party in respect thereof, in excess of the failure rate mentioned above or (ii) provided any warranties or representations to customers on specifications for its products and services which the Group Companies are unable to perform.

b)	To the Sellers’ Knowledge, there are outside the ordinary course of business no pending or threatened Actions, and there is no basis for, any civil, criminal or administrative Actions relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed, licensed or sold by or on behalf of any Group Company.

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24.	No Subsidies

Neither the Company nor its Subsidiary has received any subsidies, aid or relief from any Governmental Authority or organization (including but not limited to Tax relief), which will be or may have to be repaid due to the execution or the consummation of the transactions contemplated by this Agreement or otherwise.

25.	Affiliate Transactions

No Related Party of the Sellers, the Company or the Subsidiary: (i) owns directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its Subsidiary, other than up to a 5% passive ownership interest in publicly traded companies; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company or its Subsidiary uses or has used in or pertaining to the business of the Company or its Subsidiary; or (iii) has any business dealings or a financial interest in any transaction with the Company or its Subsidiary or involving any assets or property of the Company or its Subsidiary, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. No Related Party of the Company or any Subsidiary (other than the Sellers and their respective Affiliates) owns directly or indirectly, any equity or other financial or voting interest in any competitor of the Company or its Subsidiary, other than up to a 5% passive ownership interest in publicly traded companies.

26.	Brokers

Neither the Sellers nor any Group Company has employed any broker, adviser, finder or other intermediary in connection with the transactions contemplated by this Agreement to whom any Group Company has paid or would be obligated to pay a broker’s, finder’s or similar fee or commission.

5.1.2	No Impact of Buyer’s Knowledge

Except for a claim for Damages by the Buyer that is based on any facts, matters or circumstances which have been disclosed in this Agreement (including, for the avoidance of doubt, in Section 5.1.1, in the Disclosure Schedules to this Section 5.1.1 as set forth in Annex 5.1.1bis, and via reference in Section 5.1.1 and/or in the Disclosure Schedules to identified folders in the VDR, including the information and documents in such folders) (the Disclosed Information), neither the representations and warranties set forth in Section 5.1.1 nor the Buyer’s right to claim indemnification for misrepresentation and breach of warranty under Section 6 shall be treated as waived, qualified or otherwise limited or affected by any actual or imputed knowledge of the Buyer or its Affiliates, or their respective directors, officers, employees, representatives or advisors.

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Disclosed Information shall operate as an exclusion of Sellers’ representations and warranties and the corresponding Buyer’s rights under this Agreement to claim remedies under Section 6, whereby each clause in the Disclosure Schedules shall be deemed to qualify the corresponding clause in Section 5.1.1 of the Agreement and any other clause in Section 5.1.1 of the Agreement to which the application of such disclosure is readily apparent from the face of such Disclosed Information; provided, however, that the disclosures in the Disclosure Schedules that are marked with an asterisk shall (i) be deemed not to constitute Disclosed Information and (ii) not operate as an exclusion of, or a limitation to, or otherwise affect the Sellers’ representations and the Buyer’s indemnification or other rights in respect thereof under this Agreement. The Parties explicitly agree that article 200 CO shall not apply to this Agreement and be deemed waived.

5.2	Representations and Warranties of the Buyer and Parent

The Buyer and Parent hereby represent and warrant to the Sellers that the following representations and warranties are true and correct on both the date of this Agreement and the Closing Date, except that those representations and warranties which are explicitly made as of one or more specific date(s) shall be true and correct only as of such date(s):

1.	The Buyer and Parent are corporations duly organized and validly existing under the laws of United Kingdom and State of Delaware, United States, respectively, are in good standing and have full corporate power, authority and necessary governmental approvals to own or use their assets and properties and to conduct its business as the same is presently being conducted.

2.	The Buyer and Parent have all requisite corporate, power, authority and capacity and have received all the necessary approvals from their corporate bodies to execute this Agreement and to perform its respective obligations hereunder. There are no limitations under applicable law and the corporate documents of the Buyer and Parent, or any contracts by which the Buyer and Parent are bound that would prevent the Buyer and Parent from entering into or performing their obligations under this Agreement.

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3.	No authorizations, permits or consents are required from any governmental or administrative authority, or any third party (including without limitation any shareholders or creditors of the Buyer and Parent) for the consummation of the transactions contemplated by this Agreement other than as set out herein.

4.	There are no actions, suits or proceedings pending against the Buyer and Parent or any of their Affiliates before any court or administrative board, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or impair the consummation of the transactions contemplated by this Agreement. There are no suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Buyer or Parent or any of their Affiliates.

5.	No liquidator, administrative receiver, administrator or similar officer has been appointed in respect of Buyer and Parent and no action is currently being taken with a view to appoint any such liquidator, receiver, administrative receiver, administrator or similar officer. Buyer and Parent have not agreed to the assignment of their assets (or any portion thereof) for the benefit of their creditors.

6.	the Buyer and Parent have taken all resolutions and other corporate or requisite actions necessary to grant the signatories of this Agreement the appropriate powers to execute, deliver and perform all the obligations of the Buyer and Parent provided in this Agreement, and to make such provisions binding and enforceable on Buyer.

7.	All of the Parent Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

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6.	REMEDIES

6.1	Remedy of the Buyer

6.1.1	Notice of Breach

The Buyer shall deliver a written notice to the Sellers’ Representative within 60 Business Days after it has identified and has been able to estimate the damage caused by the misrepresentation or breach of warranty or breach or failure to perform a covenant (the Notice of Breach). Such Notice of Breach shall indicate with a reasonable level of detail in light of the Buyer’s knowledge of the facts at that time the nature of such breach and the basis therefor. Failure to give a Notice of Breach shall not exclude or reduce the Sellers’ liability except to the extent the loss, damage, cost or expense was caused by the Buyer’s failure to give duly and timely notice within the time periods set forth above.

6.1.2	Sellers’ Right to Cure

With respect to any curable misrepresentation, breach of warranty or breach or failure to perform a covenant notified by the Buyer to the Sellers’ Representative pursuant to Section 6.1.1, the Sellers shall have the right, within a reasonable period of time not exceeding 30 Business Days after the receipt of the Notice of Breach, to cure the breach or failure to perform, i.e. to put the Buyer or, at the Buyer’s election, the relevant Group Company, in the same position in which it would have been if the Sellers’ obligations or, as the case may be, the representation, warranty or covenant had been complied with.

6.1.3	Buyer’s Indemnification

The Sellers shall severally and not jointly (keine Solidarhaftung) be fully liable to the Buyer and any of its Affiliates, subject to the exclusions and limitations set forth in this Section 6, for any damage or expense (including, without limitation, attorneys’ fees, foreseeable indirect and consequential damages, but excluding not reasonably foreseeable indirect and consequential damages and excluding liquidated damages, punitive damages and no multiple of damages shall be applicable in any case), caused to the Buyer and/or to any of the Group Company by a misrepresentation or breach of warranty (the Damages).

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For the avoidance of doubt, the Buyer may not recover a Damage from Sellers if such recovery would constitute a duplicative payment of the same Damage previously already received or recovered by the Buyer and/or a Group Company under this Agreement. If and to the extent a fact or set of facts qualifies as more than one misrepresentation under and pursuant to Section 5.1, the Buyer may only recover the corresponding Damage from the Sellers once (no double dip).

6.1.4	Time Limitations on and Forfeiture of Claims

a)	A claim by the Buyer against the Sellers for Damages in respect of a breach of any of the representations and warranties set forth in Section 5.1 shall in any case be time-barred and forfeited unless the Buyer shall have delivered a Notice of Breach to the Sellers’ Representative in accordance with Section 6.1.1:

(i)	unless otherwise set forth in this Section 6.1.4, before the lapse of a period of 24 months from the Closing Date;

(ii)	with regard to the representations and warranties in paragraphs 1 (Organization, Good Standing, and Qualification), 2 (Due Authorization), 3 (Ownership) of Section 5.1.1 (the Fundamental Representations and Warranties) before the lapse of a period of 10 years from the Closing Date[2];

(iii)	with regard to the representations and warranties in paragraph 14 (Taxes) of Section 5.1.1, before the lapse of a period which is 6 months after the first date after the Closing upon which the liability to which any such claim may relate is barred by all applicable statute of limitations (including all periods of extension, whether automatic or permissive); and

(iv)	with regard to the representations and warranties in paragraphs 6 (Proprietary Assets), and 7 (Compliance with Law) of Section 5.1.1, before the lapse of a period of 36 months from the Closing Date.

b)	It is hereby agreed and understood that if a Notice of Breach in accordance with Section 6.1.1 is delivered to the Sellers’ Representative on or before the applicable dates set forth in the preceding paragraphs, the relevant claim may be resolved after such date; provided that the claim specified in such Notice of Breach shall nevertheless be time-barred and forfeited if the Buyer fails to initiate litigation proceedings against the Sellers in accordance with Section on or before the lapse of 9 months from the applicable dates in the preceding paragraphs and of this Section .

[2]	NTD WV: 10 years can be accepted if we can agree on the other limitations set forth herein.

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6.1.5	Waiver of Statute of Limitations under Article 210 CO

Any statute of limitations or term specified in this Agreement to apply to a claim shall be in lieu of and replace the relevant statute of limitations pursuant to article 210 CO, if and to the extent such statute of limitations pursuant to article 210 CO would otherwise apply to such claim, and the Parties explicitly agree that any statute of limitations pursuant to article 210 CO shall be deemed waived and not apply to this Agreement.

6.2	Limitations on Liability

6.2.1	Qualifying Claim and Threshold

a)	The Buyer shall not be entitled to be paid any sum in respect of a claim for breach of any of the representations and warranties set forth in Section 5.1 (a Qualifying Claim) if such Qualifying Claim on a stand-alone basis (calculated as the aggregate amount due by all Sellers) does not exceed the amount of USD 30,000 (and any claims below such amount shall be disregarded) (the De Minimis Amount) and if such Qualifying Claims in the aggregate do not exceed USD 350,000 (the Threshold), in which case the Sellers shall be liable for all incurred Damages and not just the Damages in excess of such Threshold.

b)	There shall be no De Minimis Amount and Threshold, and the limitation set by the definition of Qualifying Claim shall not apply, in case of (i) willful or fraudulent misrepresentations or breach of warranties or (ii) in case of a breach of Fundamental Representations and Warranties and/or the representations and warranties stated in Sections 7 (Compliance With Law), 12 (Social Security, Pensions and Benefit Plans), however, solely with respect to social security contributions (AHV/IV), and/or 14 (Taxes) of Section 5.1.1.

6.2.2	Cap

a)	The Sellers’ aggregate liability (i) for Damages resulting from any willful or fraudulent misrepresentations or breaches of warranties or (ii) for Damages resulting from a breach of Fundamental Representations and Warranties and/or the representations and warranties stated in Section 14 (Taxes) of Section 5.1.1.or (iii) for payment of Price Adjustment pursuant to Section 3.2.1. shall not exceed an amount equal to the actual paid Purchase Price.

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b)	The Sellers’ aggregate liability for Damages resulting from a breach of Sections 6 (Proprietary Assets) or 7 (Compliance with Law) of Section 5.1.1 shall not exceed USD 9,000,000.

c)	Except as provided in subclause a) and b) of this Section 6.2.2 hereinabove, and notwithstanding anything in this Agreement to the contrary, the Sellers’ aggregate liability for Damages under this Agreement shall not exceed USD 4,500,000 (the Cap).

d)	The limitation of each Seller’s liability pursuant to this Section 6.2.2 shall be limited on a pro rata basis in accordance with the Pro Rata Share column of Annex B.

6.2.3	Exclusive Remedy

Except with respect to fraud or willful misrepresentation, (a) the remedies under Section 6.1.3 for the breach of any representations made pursuant to Section 5.1.1 shall be in lieu of, and not in addition to, the remedies provided for under statutory law or case law; and (b) all remedies provided for under statutory law or case law, including the right to rescind this Agreement following the Closing, shall not apply to, and are hereby expressly excluded and waived by each Party with respect to, any such breach. In particular, and without limiting the generality of the foregoing, each Party explicitly waives its right of partial or entire contract rescission under Articles 24 and 205 CO, in connection with any such breach.

6.2.4	Materiality

For purposes of this Section 6, whether a breach or misrepresentation has occurred, and the Damages arising therefrom, shall be determined without regard to materiality, a Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty set forth in Section 5.1.1.

6.3	Exclusion or Reduction of Liability

The Sellers’ liability for Damages under Section 5.1 or any Third Party Claim arising out of the foregoing shall be reduced or excluded if and to the extent:

a)	the Buyer or any Group Company shall have actually recovered any amount in respect of such Damages from any third person, including but not limited to an insurer, in an amount equal to the amount of such recovery, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorneys’ fees);

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b)	a specifically “ear marked” provision or reserve has been made or included in the Annual Financial Statements or such amount was reflected as a liability in the determination of Financial Debt;

c)	the Buyer or a Group Company failed to use any efforts required by law after the Closing Date to mitigate the Damage;

d)	the liability is based on an act or omission of the Buyer or a Group Company after the Closing Date;

e)	Taxes to be paid by a Group Company are lower based on the issue underlying the claim;

f)	the issue underlying the claim has been satisfied prior to the Closing Date with the written consent of the Buyer or its representatives; and/or

g)	a breach after the Closing Date has occurred due to a change of the laws or judicial practice.

6.4	Third Party Claims

a)	If any Party (the Indemnified Party) or a Group Company receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought from another Party (the Indemnifying Party) under this Section 6 (a Third Party Claim) and such Indemnified Party intends to seek indemnity pursuant to this Section 6, the Indemnified Party shall promptly provide the Indemnifying Parties with written notice of such Third Party Claim, indicating the nature of such Third Party Claim and the basis therefor. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Parties from their indemnification obligations hereunder, except if and to the extent that the Indemnifying Parties are actually prejudiced thereby.

b)	The Indemnified Party shall have the right, at its election, to assume the defense of such Third Party Claim and any litigation or proceeding resulting therefrom. The Indemnified Party shall have the right to settle, adjust or compromise such Third Party Claim, provided that if the Indemnified Party settles, adjusts or compromises such Third Party Claim without the consent of the Indemnifying Parties such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim (it being understood that if the Indemnified Party requests that the Indemnifying Parties consent to a settlement, adjustment or compromise, the Indemnifying Parties shall not unreasonably withhold, condition or delay such consent).

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c)	The Indemnifying Parties shall have the right, but not the obligation, and the Indemnified Party shall undertake everything possible to ensure that the Indemnifying Parties have the right (i) to join, to the maximum extent permitted by law, at their own cost, by counsel or counsels of their choosing, the defense of any Third Party Claim, and (ii) to, at their own cost, meaningfully participate, and, to the maximum extent permitted by law, join by counsel or counsels of their choosing, in the defense of any Third Party Claim.

d)	If the Indemnified Party does not elect to proceed with the defense of any such Third Party Claim, the Indemnifying Parties may proceed with the defense thereof at their expense with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Parties may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld, conditioned or delayed).

e)	The Indemnified Party and the Indemnifying Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

6.5	Remedy of Sellers

The provisions of Section 6 shall apply by analogy with respect to any (a) misrepresentation, breach of warranty or breach or failure to perform a covenant by the Buyer and Parent and (b) Third Party Claims arising out of such breach, misrepresentation or failure to perform.

7.	COVENANTS

7.1	Employee Incentive Pool

Following the Closing, the Buyer and the Sellers agree that the Buyer will allocate an aggregate amount of USD 2,000,000 as special equity grant for the benefit or all or some of the Company’s employees, to vest over a period of 3 years following the Closing, namely 33.3% (one third) on each anniversary of the Closing, and otherwise in accordance with such terms and conditions as are set forth in Annex 7.1. Based on Annex 7.1, the Buyer undertakes to implement, without undue delay, such employee incentive pool and, upon consultation with the management of the Group Companies, the Buyer shall define the details of such allocation following the Closing in line with Annex 7.1.

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7.2	Indirect Total or Partial Liquidation

The Buyer covenants and agrees with the Sellers that for the duration of 5 years following the Closing Date, the Buyer will, and the Buyer shall procure that the Group Companies will, refrain from any and all acts, neither directly nor indirectly, which lead to the taxation of the Sellers based on the requalification of the Tax-free capital gain with regard to the Purchase Price, all or part, into taxable income due to an indirect total or partial liquidation according to art. 20 para. 1 lit. c Direct Federal Tax Act (“DFTA”, Bundesgesetz über die direkte Bundessteuer), art. 20a para. 1 lit. a and para. 2 DFTA, art. 7a para. 1 lit. a and para. 2 of the Federal Tax Harmonization Act (Steuerharmonisierungsgesetz), the respective cantonal regulations as interpreted by the competent Tax authorities as well as the Tax practice (in particular, circular letter 14 of 6 November 2007 of the Swiss Federal Tax Administration) or a circumvention of the aforementioned provisions and Tax practice.

In the case of a taxation of the Sellers pursuant to this Section 7.2, the Buyer shall, irrespective of any fault by the Buyer indemnify and hold the Sellers harmless in terms of art. 111 of the CO on a CHF per CHF-basis from and against any and all Taxes (including, but not limited to, interest and Taxes levied on any payment to the Sellers in connection with this Section 7.2) as well as any and all liability, loss, damage or injury, together with all costs, expenses and fees relating thereto, including reasonable legal and advisors’ fees, expenses and disbursements, arising out of, connected with, or resulting from any such claims incurred in this context.

The Sellers agree to notify the Buyer within 10 Business Days after one or several Sellers receive information including any provisional or final assessments stating that the Purchase Price, all or part, is requalified to taxable income due to an indirect total or partial liquidation according to art. 20 para. 1 lit. c Direct Federal Tax Act (“DFTA”, Bundesgesetz über die direkte Bundessteuer), art. 20a para. 1 lit. a and para. 2 DFTA, art. 7a para. 1 lit. a and para. 2 of the Federal Tax Harmonization Act (Steuerharmonisierungsgesetz), the respective cantonal regulations as interpreted by the competent Tax authorities as well as the Tax practice (in particular, circular letter 14 of 6 November 2007 of the Swiss Federal Tax Administration) or a circumvention of the aforementioned provisions and Tax practice. The Buyer shall have the right to, at its expense, appeal, on behalf of the Sellers, against any such assessment or decision or, if the Buyer may not so appeal, instruct the Sellers to appeal against any such assessment or decision at the Buyer’s costs following the Buyer’s lawful instructions. The Buyer shall procure that no such claim is settled without the prior written approval of the Sellers.

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The Sellers agree to provide the Buyer with the right to obtain at any time during the five-year blocking period, on behalf of such Sellers, but at the Buyer’s expense, Tax rulings from competent Swiss Tax authorities to confirm that any action contemplated by the Buyer will not result in an indirect total or partial liquidation or a circumvention of an indirect total or partial liquidation for any such Seller. To this end, the Sellers undertake to sign any necessary powers of attorney, if reasonably requested in writing by the Buyer, and to provide the Buyer with all information and documents required for this purpose. The Buyer shall not communicate with any Swiss Tax authority on behalf of Sellers without the prior written consent of the respective Seller, which consent shall not be unreasonably delayed, withheld or conditioned. The Buyer shall inform the Sellers on an ongoing basis about the results of such ruling request. The costs for such Tax rulings shall solely be borne by the Buyer.

The Buyer undertakes to impose its obligations under this Section 7.2 to any potential legal successors in the event of a sale of any of the Group Companies within five (5) years after the date of this Agreement in a way as to give the Sellers a direct claim (echter Vertrag zu Gunsten Dritter) vis-à-vis such acquirer in relation thereto, provided that the Buyer shall remain fully liable for any breaches of this Section 7.2.

7.3	Press Release

The Parties shall publish at Closing a joint press release substantially in the form attached hereto as Annex 7.3.

7.4	Confidentiality

a)	From the Closing, each Party shall continue to maintain the confidentiality of the contents of this Agreement and other confidential information concerning the other Party or the Group (including, but not limited to, the information received by a party prior to the date hereof in connection with transactions contemplated by this Agreement), and no Party shall disclose the contents of this Agreement to a third party.

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b)	If a Party is required by applicable law, governmental or other regulation (including a stock exchange regulation), a court decision or a governmental order to make a disclosure, it shall timely inform, to the extent reasonably practicable, the other Party(ies) that such disclosure is required, and the Parties shall use their commercially reasonable best efforts to agree in good faith on the content of such disclosure before it is made.

c)	Neither the Confidentiality Agreement nor the foregoing confidentiality undertaking shall:

(i)	prevent the Buyer from providing information to providers of financing for the transactions contemplated by this Agreement and to its advisors or the advisors of such providers of financing;

(ii)	prevent the Buyer from making an announcement or disclosure required by statutory law (including, but not limited to, stock exchange law), any competent judicial or regulatory authority or any competent securities exchange;

(iii)	prevent the Buyer or the Sellers from disclosing this Agreement or details of the transactions to be performed pursuant to its terms for the purposes of satisfying the Conditions Precedent;

(iv)	prevent the Buyer or any Seller from making any disclosure to any of its directors, officers, employees, agents or advisors who need to receive such information for the performance of their duties; provided that each such person shall have agreed in writing or is otherwise under the obligation to maintain the confidentiality of such information in accordance with this Section 7.4 or applicable law; or

(v)	prevent the Buyer or the Sellers from exercising their rights and fulfilling their obligations under this Agreement.

7.5	Books and Records

a)	From and after the Closing, the Group Companies shall be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Group Companies and/or the Group Company’s business.

b)	Following the Closing, the Buyer shall cause each of Group Companies to provide the Sellers and their respective representatives with reasonable access to and/or copies of such books and records for any bona fide business or legal purpose during normal business hours and upon reasonable prior notice. The Party(ies) requesting any such information shall bear all reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys’ fees, but excluding expenses for salaries and employees’ benefits) incurred in connection with providing such information.

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7.6	Rights of Recourse against the Company, Directors, Officers and Employees

Each of the Sellers hereby undertakes not to make any claim against the Company, its Subsidiaries or any of the Company’s or any of its Subsidiaries’ respective directors, officers or employees who continue to serve on the board of directors of, or be employed by, the Company or one of its Subsidiaries after the Closing Date.

7.7	Guarantee of the Parent

The Parent hereby agrees and guarantees to the Sellers in the sense of article 111 CO to cause Buyer to duly and timely perform its obligations under this Agreement.

The Parent further shall undertake everything required under this Agreement to provide the Sellers with the respective Parent Shares. In case of a breach of the Parent’s obligations in accordance with this paragraph of this Section 7.7, Section 6.5 shall be applicable mutatis mutandis.

7.8	Election under Section 338 of the US Internal Revenue Code

Nothing in this Agreement shall be interpreted so as to prohibit the Buyer or any of its Affiliates from making an election under Section 338 of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

The Sellers undertake to take all actions necessary, desirable or appropriate in the sole judgment of the Buyer or its Affiliates for the accomplishment of the foregoing.

Buyer is fully liable to the Sellers for any Tax consequences to the Sellers resulting from the election under Section 338 of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

All costs including reasonable legal fees incurred for such election are to be borne by the Buyer.

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8.	TAXES, COSTS, EXPENSES AND INTEREST

8.1	Taxes

Except as otherwise expressly provided in this Agreement, each Party shall bear all Taxes incurred by such Party in connection with the Transaction and for which such Party is legally liable.

8.2	Costs and Expenses

Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement and the consummation of the transactions contemplated hereby.

If and to the extent not settled at Closing, the Sellers shall directly settle any Sellers Transaction Expense, and hold the Company and any Group Company harmless against any such Sellers Transaction Expenses if and to the extent borne, paid, or incurred by the Company or a Group Company.

8.3	Interest

If a Party defaults in the payment of any cash and/or non-cash amount payable under this Agreement when due (for the avoidance of doubt, including the delivery of the requisite Parent Shares at Closing in accordance with this Agreement), the liability of such Party shall be increased to include interest on that amount from the date when the payment was due until the date it is actually paid (whether before or after judgment) at an annual rate of interest equal to 3% above the SARON 3 months Compound Rate (as such rate is published by SIX Swiss Exchange).

9.	MISCELLANEOUS

9.1	Interpretation

This Agreement shall not be construed against any Party on the grounds that such Party prepared or drafted the Agreement.

9.2	References

All references to this Agreement shall be deemed to include the Annexes hereto.

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9.3	Effect on Third Parties

No person other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer any rights, benefits or remedies on any person other than the Parties.

9.4	Notices

All notices or other communications to be given under or in connection with the Agreement shall be made in writing and shall be delivered by registered mail (return receipt requested), by an internationally recognized courier, or by email to the following addresses:

if to the Sellers or the Sellers’ Representative (who, for the purposes of due notifications, is duly authorized by and will act on behalf of all Sellers):

Jose Luis Cortes

with a copy to:

Pascal Honold and/or Daniel Oehri

Wenger Vieli AG

Dufourstrasse 56

P.O. Box

8034 Zurich, Switzerland

if to Parent or Buyer:

indie Semiconductor, Inc.

32 Journey

Aliso Viejo, CA 92656

Attn: Legal Department

Email: legal@indiesemi.com

with a copy to:

Frédéric Rochat and/or Alexandre Gachet

Kellerhals Carrard Lausanne/Sion SA

1, place St-François

P.O. Box 7191

1002 Lausanne, Switzerland

or such other address as any of the Parties may notify to the other Parties in accordance with the above.

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Any notice to be given hereunder shall be given before the expiry of a term or deadline set forth in this Agreement or by applicable law. The time of dispatch shall be decisive for the question whether a notice has been given within an applicable term or deadline; provided that, all notices, communications, documents or other information shall be effective only if received by the Party to whom they are addressed.

9.5	Entire Agreement

This Agreement, including its Annexes and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto.

9.6	Amendments and Waivers

This Agreement may only be modified or amended by a document signed by the Buyer and the Sellers’ Representative. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision.

9.7	No Assignment

A Party shall not assign this Agreement or any rights or obligations hereunder to any third party, including, but not limited to, pursuant to a transfer of assets or divestiture, without the prior written consent of the other Party, provided that the Buyer shall, upon prior written notification to the Sellers, be entitled to assign this Agreement or any rights or obligations hereunder to any of its Affiliates, provided further that no such assignment by the Buyer shall relieve it of any of its obligations hereunder.

9.8	Further Assurances

Each Party agrees that they will sign, execute and complete all such further assurances and documents and do all such further things as may be reasonably required to complete the matters set out or contemplated by this Agreement.

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9.9	Severability

If any part or provision of this Agreement shall be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid or unenforceable, and shall execute all agreements and documents required in this connection.

9.10	Counterparts

The Parties agree that

a)	this Agreement may be signed by the Parties on different signature pages; and

b)	the signing of this Agreement may be effected by the mutual delivery of the copies personally signed by the Parties (as a scan, generated or composite pdf file or in a similar format) by e-mail.

The electronically transmitted, signed copies of the Agreement shall be treated in all respects as originals and shall be considered legally binding as if the original personally signed version had been delivered.

9.11	Sellers’ Representative

9.11.1	Appointment Authority

a)	Each Seller hereby appoints Jose Luis Cortes (Seller 2) as the representative and attorney-in-fact for and on behalf of such Seller, with full power of substitution, to act in the name and on behalf of such Seller for purposes taking any and all actions and making of any decisions required or permitted to be taken by the Sellers’ Representative under or contemplated by this Agreement and the transaction contemplated hereby, including the exercise of the power to:

(i)	execute any agreements, documents and certificates pursuant to this Agreement, including all amendments to such agreements, and take all actions required or permitted to be taken under this Agreement and such agreements on the Sellers’ behalf;

(ii)	resolve, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, indemnification, disputes regarding the Purchase Price or the Earn-Out payment, or other claims;

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(iii)	receive and forward notices and communications pursuant to this Agreement; and

(iv)	take all other actions necessary, desirable or appropriate in the sole judgment of the Sellers’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and any other agreements, documents and certificates pursuant thereto.

b)	The Sellers’ Representative shall not (i) amend or modify this Agreement or take any action under this Agreement if such amendment, modification, or action would disproportionately affect one Seller as compared to the other Sellers, or (ii) change the number of Sale Shares to be sold by any Seller under this Agreement.

c)	Jose Luis Cortes hereby accepts his/her appointment as the Sellers’ Representative. All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all the Sellers, and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct.

9.11.2	Notices, Actions and Instructions

Any notice given to the Sellers’ Representative will be deemed to be and constitute notice to any and all Sellers at the time notice is given to the Sellers’ Representative, unless expressly directed to only one or only part of the Sellers, in which case notice given to the Sellers’ Representative will be deemed to be and constitute notice to such Seller or Sellers at the time notice is given to the Sellers’ Representative. Any action taken by, or notice or instruction received from, the Sellers’ Representative will be deemed to be action by, or notice or instruction from, any and all Sellers, unless expressly taken or given in the name and on behalf of only one or only part of the Sellers, in which case it will be deemed to be action taken by, or notice or instruction from, such Seller or Sellers. The Parties acknowledge and agree that the Buyer will disregard any notice or instruction received from any Seller other than the Sellers’ Representative.

9.11.3	Replacement

The Sellers entitled to at least a majority of the Purchase Price can appoint a new Sellers’ Representative by written consent and by sending a notice and a copy of the duly executed written consent appointing such new Sellers’ Representative to the Buyer. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by the Buyer. If, within 20 Business Days following the death, incapacity, resignation, or failure to act for a period of 30 calendar days, of the Sellers’ Representative, Buyer has not received a notice pursuant to this Section 9.11.3 that a new Sellers’ Representative has been appointed (or if such new Sellers’ Representative has not accepted such appointment), then Buyer shall be entitled to appoint a Sellers’ Representative, who shall have all of the powers and duties provided for in this Section 9.11; provided, that any such Sellers’ Representative so appointed by Buyer may be replaced by the Sellers (or, under the aforementioned circumstances, Buyer) in the manner provided in this Section 9.11.3.

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9.11.4	Expenses and Liabilities

Any fees, costs, expenses or liabilities incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Sellers (in accordance with their respective Pro Rata Share). The Sellers’ Representative may from time to time submit invoices to the Sellers covering such fees, costs, expenses or liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all fees, costs, expenses or liabilities paid.

9.11.5	No Liability

Neither the Sellers’ Representative nor any agent employed by the Sellers’ Representative shall incur any liability to any Sellers relating to the performance of his/her/its duties hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct. The Sellers’ Representative shall not be required to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement.

9.12	Currency

Currency conversions performed for any purpose in connection with this Agreement shall be determined utilizing the following website: https://www.oanda.com/currency-converter/en/?from=USD&to=CHF&amount=1, with the conversion date being (i) as provided in Annex 3.2.2 with respect to the determination of the Estimated Initial Purchase Price and the Price Adjustment and (ii) the most recent date for which currency data is reported on such website with respect to any other determination under this Agreement.

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9.13	Shareholders’ Agreement

Subject to Closing occurring, each Seller hereby (i) irrevocably waives any rights it might have under or in connection with the Shareholders’ Agreement and (ii) agrees that the Shareholders’ Agreement shall be terminated with effect as of Closing.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	Governing Law

This Agreement and any dispute or claim (including but not limited to non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles referring to a law other than Swiss law and excluding the UN Convention on Contracts for the International Sale of Goods.

10.2	Dispute Resolution

Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including regarding the validity, invalidity, breach or termination thereof, shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Center in force on the date on which the Notice of Arbitration (as such term is defined therein) is submitted in accordance with such rules. The number of arbitrators shall be one or three. The seat of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

[Signatures on the next page]

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Christian Velez

/s/ Christian Velez

Jose Luis Cortes

/s/ Jose Luis Cortes

Chemolio Holding AG

/s/ Matthias Huber pursuant to power of attorney dated September 13, 2023

Peter Schmid

/s/ Peter Schmid

Marcus Duelk

/s/ Marcus Duelk

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Ay Dee Kay Ltd.

/s/ Donald McClymont
Director

indie Semiconductor, Inc.

/s/ Donald McClymont
Chief Executive Officer

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Annex 1.1 – Definitions

The following terms and expressions shall have the following meanings:

Defined Term	Meaning

Accounting Principles	shall mean those accounting policies, principles and methodologies set forth or reflected on the Illustrative Working Capital Calculation.

Accounting Standard	shall mean United States Generally Accepted Accounting Principles, as applied by Buyer in the preparation of its financial statements included with its periodic reports filed with the U.S. Securities and Exchange Commission, but in all events subject to the Accounting Principles.

Action	shall mean any action, claim, complaint, reclamation or objection of any third party or an order, injunction, judgment, fine, action, claim, suit, arbitration, subpoena investigation, inquiry or proceeding by or before any court or grand jury, any Governmental Authority (as defined below) or arbitration tribunal.

Actual Working Capital

shall mean

(a)     the aggregate amount of accounts receivable (excluding for Taxes), the inventory and prepaid expenses determined in accordance with Accounting Standard, less

(b)    the aggregate amount of accounts payable (excluding Taxes) and accrued expenses and liabilities (excluding for Taxes and Transaction-Related Expenses) determined in accordance with Accounting Standard,

(c)     not including any amounts already included in the Cash, Financial Debt or Transaction-Related Expenses,

in each case as of the Closing Date, as set forth in the Illustrative Working Capital Calculation attached as Exhibit A to Annex 1.1, and provided that in case of conflict between this definition and the Illustrative Working Capital Calculation, the latter shall prevail.

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Adverse Disclosure	shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of Buyer, after consultation with counsel to Buyer, (a) would be required to be made in the Shelf Registration Statement or prospectus included therein in order for the Shelf Registration Statement or prospectus included therein not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Shelf Registration Statement were not being filed, declared effective or used, as the case may be, and (c) Buyer has a bona fide business purpose for not making such information public.

Affiliate	shall mean with respect to any person, any person that directly or indirectly through one or more intermediaries, controls such person or is under direct or indirect common control with such person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or by contract.

Agreement	shall mean this share sale and purchase agreement including all of its Annexes and related documents.

Annex	shall mean an annex to this Agreement.

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Annual Financial Statements	shall have the meaning given in paragraph 20a) of Section 5.1.1.

Appraiser	shall have the meaning given in Annex 3.2.3 and Annex 3.3, as applicable.

Base Initial Price	shall have the meaning given in Section 3.1.

Benefit Plans	shall have the meaning given in paragraph 12 of Section 5.1.1.

Business Day	shall mean any day on which the commercial banks in Zurich, Switzerland, and Los Angeles, CA, USA, are open for normal business transactions.

Buyer	shall have the meaning given on the cover page of this Agreement.

Bylaws	shall have the meaning given in paragraph 17 of Section 5.1.1.

Cap	shall have the meaning given in Section 6.2.2.

Cash	shall mean the Company’s cash on hand and liquid cash balances held in banks and financial institutions and any loan receivables as well as cash deposits and marketable securities, but excluding (a) any cash or cash equivalents funded by or at the instruction of the Buyer at Closing into the Company (other than any payments made in the context of purchase orders or work contracts placed by the Buyer in the ordinary course of business), and (b) the amount of any checks, drafts and wires issued as of the Closing Date and that have not yet cleared, as set forth in the Illustrative Working Capital Calculation attached as Exhibit A to Annex 1.1, and provided that in case of conflict between this definition and the Illustrative Working Capital Calculation, the latter shall prevail.

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CHF	shall mean Swiss Franc(s), being the lawful currency of Switzerland.

Closing	shall mean the consummation of the sale and purchase of the Sale Shares as described in Section 4.

Closing Date	shall mean the date on which the Closing actually occurs, as provided in Section 4.1.

Closing Memorandum	shall have the meaning given in Section 4.6.

CO	Swiss Code of Obligations, as amended from time to time

Company	shall have the meaning given in the Recitals of this Agreement.

Company Change of Control	shall mean the acquisition by a Person (other than the Buyer or its Affiliates) of more than 50% of the outstanding capital stock (whether by merger, de facto merger or otherwise) or any sale or transfer of all or substantially all assets of any Group Company (for the purpose of clarification, other than the purchase of goods and services from the Company in the ordinary course of the Company’s business) in one or a series of related transactions.

Company Proprietary Assets	shall have the meaning given in paragraph 6 of Section 5.1.1.

Confidentiality Agreement	shall have the meaning given in Section 7.4.

Corporate Integration	shall have the meaning given in Section 1.3.1 of Annex 3.3.

Covered Claims	shall have the meaning given in Section 3.4.

Damages	shall have the meaning given in Section 6.1.3.

Data Room Documents	shall have the meaning given in Section 4.2h).

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Data Room Index	shall have the meaning given in paragraph 12 of Section 5.1.1.

De Minimis Amount	shall have the meaning given in Section 6.2.1.

Disclosed Information	shall have the meaning given in Section 5.1.

Disclosure Schedule(s)	shall have the meaning given in Section 5.1.

Earn-Out	shall have the meaning given in Section 3.3.

Earn-Out Hurdle 1	shall have the meaning given in Section 1.1.1 of Annex 3.3.

Earn-Out Hurdle 2	shall have the meaning given in Section 1.2.1 of Annex 3.3.

Earn-Out Period 1	shall have the meaning given in Section 1.1.1 of Annex 3.3.

Earn-Out Period 2	shall have the meaning given in Section 1.2.1 of Annex 3.3.

Earn-Out Payment Share	shall mean, with respect to each Seller, such percentage set forth under Earn-Out Payment Share across from such Seller’s name.

Earn-Out Statement 1	shall have the meaning given in Section 1.1.4 of Annex 3.3.

Earn-Out Statement 2	shall have the meaning given in Section 1.2.4 of Annex 3.3.

Employee Benefit Plans	shall have the meaning of particulars of the plans, agreements or arrangements for the payment of pensions, allowances or retirement or death or during periods of sickness or disablement for the benefit of any current or former director, officer or employee of any of the Group Companies or any of their dependents.

Environmental Laws	shall have the meaning given in paragraph 22 of Section 5.1.1.

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Estimated Initial Purchase Price	shall have the meaning given in Section 3.2.2.

Financial Debt	shall mean any bank overdrafts, loans received or short and long-term third party interest-bearing liabilities, declared but unpaid dividends, letters of credit, accrued but unpaid severance obligations by excluding (i) any loan or cash advance made by the Company and/or any other Group Company to a Seller that is deducted from the Initial Purchase Price pursuant to Sections 3.1 and 4.3 and (ii) any Transaction Related Expenses, all as set forth in the Illustrative Working Capital Calculation attached as Exhibit A to Annex 1.1, and provided that in case of conflict between this definition and the Illustrative Working Capital Calculation, the latter shall prevail.

Financial Statements	shall have the meaning given in paragraph 20 of Section 5.1.1.

Fundamental Representations and Warranties	shall have the meaning given in Section 6.1.4a)(ii).

Governmental Authority	shall mean any foreign, domestic, federal, territorial, state or local governmental authority, state court, government or self-regulatory organization, commission, tribunal or any regulatory or administrative state body or agency, or any political or other subdivision, department or branch of any of the foregoing which has competent jurisdiction over the relevant Person or its business, property, assets or operations.

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Gross Shares	shall have the meaning given in Section 4.3(a).

Group	shall have the meaning given in Recital C.

Group Company(ies)	shall have the meaning given in Recital C.

Holdback	shall have the meaning given in Section 3.4.

Holdback Amount	USD 2,500,000.

Holdback Period	shall have the meaning given in Section 3.4.

Illustrative Working Capital Calculation	shall mean the illustrative calculation of the Actual Working Capital, Cash, Financial Debt, and Transaction-Related Expenses of the Company or any other Group Company, as further specified in, and prepared in accordance with Exhibit A to Annex 1.1.

Indemnified Party	shall have the meaning given in Section 6.4.

Indemnifying Party	shall have the meaning given in Section 6.4.

Initial Purchase Price	shall have the meaning given in Section 3.1.

Intellectual Property Rights	shall have the meaning given in paragraph 6 of Section 5.1.1.

Interim Financial Statements	shall have the meaning given in paragraph 20 of Section 5.1.1.

Key Employees	shall mean Christian Velez, Marcus Duelk.

Knowledge of the Sellers or Sellers’ knowledge (or other similar variants thereof)	shall mean the knowledge of anything of which any of the Sellers, any members of the board of directors of the Company and/or Udo Oehri has knowledge, or ought reasonably to have knowledge given their particular position and responsibilities, in each case, after due inquiry of or from the competent persons within the Group.

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Lease Agreements	shall have the meaning given in paragraph 10 of Section 5.1.1.

Legal Requirement	shall mean any law, statue, rule, regulation, ordinance, code or any judgment, order, writ, injunction, decree, decision or other requirement of any state court or of any governmental, regulatory or administrative state body, agency or authority (including with regard to the Buyer only, for the avoidance of doubt, NASDAQ Stock Market or any other stock exchange on which the Parent Shares may be listed or eligible for trading).

Lien	shall mean any lien, encumbrance and other security interest, irrespective of whether such lien arises under an agreement, by operation of law or by means of a judgment or decree.

Loan Amount	shall have the meaning given in Section 4.3(a).

Marks	shall have the meaning given in paragraph 6 of Section 5.1.1.

Material Agreements	shall have the meaning given in paragraph 18 of Section 5.1.1.

Material Adverse Effect	Any change, event, occurrence or condition which has, had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect or effects on the business or its operations, assets, liabilities, prospects or conditions, or results of operations or on its or the Group Companies’ value for the Buyer.

Misstatement	shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in the Shelf Registration Statement or prospectus included therein or necessary to make the statements in the Shelf Registration Statement or prospectus included therein (in the case of such prospectus, in the light of the circumstances under which they were made) not misleading.

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Notice of Breach	shall have the meaning given in Section 6.1.1.

Notice of Objection	shall have the meaning given in Annex 3.2.3.

Parent	shall have the meaning given on the cover page of this Agreement.

Parent Shares	shall mean the Class A common stock of indie Semiconductor, Inc., par value USD $0.0001, per share.

Parent Share Value	shall mean the average of the volume-weighted average trading price of one Parent Share, as reported on NASDAQ Stock Market for the twenty (20) consecutive trading days the last of which next precedes the Relevant Value Date.

Party/ies	shall mean each or all of the Sellers, the Parent and the Buyer.

Permits	shall mean governmental licenses and permits that are necessary for the conduct of the business and operations of the Group as conducted on the date hereof.

Person	shall include an individual or natural person, a partnership, a limited partnership, a limited liability partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Authority.

Personal Data	shall have the meaning given in paragraph 11 of Section 5.1.1.

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Policies	shall have the meaning given in paragraph 19 of Section 5.1.1.

Price Adjustment	shall have the meaning given in Section 3.2.1

Pro Rata Share	shall mean, with respect to each Seller, such percentage set forth under Pro Rata Share across from such Seller’s name in Annex B.

Proposed Price Adjustment	shall have the meaning given in Annex 3.2.3.

Proprietary Assets	shall have the meaning given in paragraph 6 of Section 5.1.1.

Purchase Price	shall have the meaning given in Section 3.1.

Qualifying Claim	shall have the meaning given in Section 6.2.1.

Recital(s)	shall mean the preamble of this Agreement.

Registrable Securities	shall mean the Parent Shares issuable to the Sellers in respect of the Purchase Price (including, for the purpose of clarification, a number of Parent Shares estimated by Buyer to be sufficient to pay the Holdback Amount and the maximum Earn-Out, if and to the extent such amounts become payable to the Sellers under this Agreement, entirely in Parent Shares.

Related Party	means, with respect to any specified Person: (i) any affiliate of such specified Person, or any director, executive officer, general partner or managing member of such affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually(or together with its affiliates and immediate family members) more than 33% of the outstanding equity or ownership interests of such specified Person.

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Relevant Earn-Out Consideration	shall have the meaning given in Section 1.3.6 of Annex 3.3.

Relevant Value Date	shall mean in respect of (i) the Initial Purchase Price, the Closing Date; (ii) the First Earn-Out if payable pursuant to Section 1.1 of Annex 3.3 (and not Section 1.3.7 of Annex 3.3), October 1, 2024; (iii) the Second Earn-Out if payable pursuant to Section 1.2 of Annex 3.3 (and not Section 1.3.7 of Annex 3.3), October 1, 2025; (iv) any portion or all of the Earn-Out payable pursuant to Section 1.3.7, on the trading day next preceding the date on which such amount is payable pursuant to Section 1.3.7; (v) the Holdback Amount, on the trading day next succeeding the first anniversary of the Closing Date; and (vi) payments which may be made by the Sellers to the Buyer in the form of Parent Shares (e.g., as a remedy for breaches of representations and warranties hereunder), on the trading day next succeeding the date the amount of such payments become finally determined and liquidated in accordance with this Agreement. Notwithstanding anything to the contrary herein, should the Buyer and/or the Parent be in default to issue the respective Parent Shares in accordance with this Agreement, the Relevant Value Date shall be the trading day preceding the date on which such issuance takes place.

Rule 144	shall have the meaning given in Section 1.1.1 of Annex 3.5.

Sale Shares	shall have the meaning given in Recital D.

SEC	shall mean the U.S. Securities and Exchange Commission.

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Section	shall mean a Section of this Agreement.

Securities Act	shall mean the U.S. Securities Act of 1933, as amended.

Seller 1/2/3/4/5	shall have the meaning given on the cover page of this Agreement.

Sellers	shall have the meaning given on the cover page of this Agreement.

Sellers Transaction Expenses	shall mean all fees, costs and expenses of the Company or any other Group Company (or for which the Company or any other Group Company is responsible) incurred prior to the Closing Date if and to the extent they remain unpaid on the Closing Date and relate to this Agreement, including, without limitation, any fees, costs or expenses payable to the Company’s outside legal counsel, accountants, consultants or financial advisors in connection with the preparation, negotiation, execution and completion of this Agreement and the Transaction.

Sellers’ Representative	shall mean the elected sellers’ representative in accordance with Section 9.11.

Shareholders’ Agreement	shall have the meaning given in Recital B.

Share(s)	shall have the meaning given in Recital A.

Shelf Registration Statement	shall have the meaning given in Section 1.3.1 of Annex 3.5.

Systemic or endemic failure rates	shall have the meaning given in paragraph 23 of Section 5.1.1.

Subsidiary	shall have the meaning given in Recital C.

Subsidiary Shares	shall have the meaning given in Recital C.

Swiss GAAP	shall mean the Swiss accounting principles as provided in the CO.

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Target Working Capital	shall mean CHF 1,837,000.

Tax/es	shall mean all (a) tax liabilities, taxes, charges, and other governmental fees imposed by any taxing authority in any jurisdiction, including corporate or personal income taxes, capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding taxes, value added taxes, sales and use taxes, customs, real and personal property taxes and other taxes payable to any tax authority in Switzerland, the United States, or in any other relevant jurisdiction (excluding any social security contributions and similar charges), as well as any interest, penalties, costs and expenses reasonably related thereto, and (b) liability in respect of any items described in clause (a) payable by reason of assumption, transferee, successor (including by way of merger) or similar liability, bulk sales or similar liability, operation of law or otherwise.

Tax Return	shall mean any return, declaration, form, report, claim, information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Third Party Claim	shall have the meaning given in Section 6.4.

Threshold	shall have the meaning given in Section 6.2.1.

Transaction	shall have the meaning given in Recital D.

Transaction Related Expenses	shall include, without duplication, (i) the Sellers Transaction Expenses and (ii) the amounts in respect of the matters as set forth on Exhibit B to this Annex 1.1.

Unpaid Seller Obligations	shall have the meaning given in Section 1.3.7 of Annex 3.3.

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USD	United States Dollar(s), being the lawful currency of the United States of America.

US GAAP Revenue	shall have the meaning given in Section 1.1.1 of Annex 3.3.

Working Capital Corridor	If the Actual Working Capital is at least USD 50,000 higher than the Target Working Capital, the Estimated Purchase Price and the Initial Purchase Price shall be increased respectively by an amount in USD equal to the difference between the Actual Working Capital less USD 50,000 and the Target Working Capital, and if the Actual Working Capital is at least USD 50,000 lower than the Target Working Capital, the Estimated Purchase Price and the Initial Purchase Price shall be reduced respectively, by an amount in USD equal to the difference between the Target Working Capital less USD 50,000 and the Actual Working Capital.

VDR	shall have the meaning given in Section 4.2h)

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